Exhibit 99.2

C: Stephen Davidson;NYSE Euronext;IR

C: Duncan Niederauer;NYSE Euronext;CEO

C: Mike Geltzeiler;NYSE Euronext;Group EVP, CFO

C: Garry Jones;NYSE Euronext;Group EVP, Head of Global Derivatives

C: Mark Ibbotson;NYSE Euronext;EVP, Head of Global Clearing

C: Finbarr Hutcheson;NYSE Euronext;EVP, Head of OTC Derivatives

C: Tom Callahan;CEO, NYSE Liffe US

C: Steve Crutchfield;CEO, NYSE Amex Options

C: Larry Leibowitz;NYSE Euronext; COO & Head, Cash Trading & Listings

C: Scott Cutler;NYSE Euronext; Co-head, US Cash Trading & Listings

C: Roland Bellegarde;Head, European Cash Trading & Listings

C: Joe Mecane;NYSE Euronext; Co-head, US Cash Trading & Listings

C: Dominique Cerutti;NYSE Euronext;President, Deputy CEO

C: Stanley Young;CEO, NYSE Technologies

P: Gaston Ceron;Morningstar Equity Research;Analyst

P: Dan Fannon;Jefferies & Co.;Analyst

P: Jillian Miller;BMO;Analyst

P: Rich Repetto;Sandler O’Neill & Partners;Analyst

P: Ken Worthington;JPMorgan;Analyst

+++ presentation

Stephen Davidson: Good afternoon, everyone and welcome to the 2012 NYSE Euronext Investor Day. My name is Stephen Davidson of investor relations. We have — for people on the webcast, we have over 100 people in the room here today, so a very good turnout. We understand that you all have busy schedules, so on behalf of the team I’d like to thank you for carving out time to hear about the exciting things going on at our company. We appreciate your interest.

A couple of housekeeping items. During the breaks today we do have music for people on the webcast. We do have a video that we will be playing at the beginning with Duncan. That’s accessible on the web, so you can hit that link. We will hold all questions during the sessions until the end. So, please just bear with us as we do that.

And before I turn the podium over to Duncan, just refer to the cautionary notes on slide eight of the presentation and the GAAP financials.

So, with that, let’s begin. And I’ll turn it over to Duncan.

Duncan Niederauer: Thanks, Stephen. Where I thought we would begin today is I promise you we’re going to spend virtually the entire day looking ahead to this year and beyond. But we did want to — in deference, maybe, to the 99%/1% discussion that’s been going on, we did want to spend 1% of our time looking backwards.

A lot of the headlines last year, if you think about 2011, were really deal related for us. Right? Our stock traded really all about merger math. All the headlines that you read about our company last year were basically about the deal. And what we thought we would do is just play a quick five or six-minute video that our team compiled, really that we thought we would only use for internal use. But we were also struck by it and we thought it told a very good story that, for us as a company, 2011 was a lot more than just the deal last year. We really accomplished quite a lot as a company.

So, guys, if you could roll the video, we’ll start with that and then we’ll get into the formal presentation. Thank you.

(Video Plays)

Thank you. We thought — we did that, as I said, for internal uses originally. And it struck us that that was just a small cross-section of what we accomplished in a lot of our businesses and it was really a fantastic year for our culture, too. A lot of that was about our own people doing great things in and out of the Company.

And many of you who have been shareholders for a while will know that we take our responsibility as, on one hand, a public company, on the other hand as a public icon, very seriously. So a lot of what was in there was about taking thought leadership and doing things like that and taking it to a new level.

So we’ve got a long day ahead, but hopefully a productive day. You are going to hear briefly from me over the next 15 or 20 minutes, then I’m going to turn it over to Mike. And you will hear from really the full array of our management team today as we go deeper into each of our businesses. And the theme of the day is going to be — is going to be about unlocking the power of our community.

I think you guys have seen more than one of these. I probably can dispense with that. We will stay on schedule today. We will have you pretty much on your way at five o’clock or shortly thereafter, depending on how long we stay for questions.

5:30 or quarter of five for a few closing remarks, and then we’ll bring the whole management team up here and, as usual, we’ll be as transparent as ever. You can ask us whatever questions are on your mind and we’ll stay and field those questions. I will try to play traffic cop for that.

Let me just start with a quick overview. And I want to be very clear. And I did a Town Hall in this very same room with our employees this morning. This is not a new strategy for us. We spent last year trying to get a merger executed. We had an unfortunate outcome with that. However, we’re not starting all over. We had a strategy. We were executing against that strategy.

Our mission has not changed, and we think we’ve actually executed quite successfully against that strategy for the last few years. And we believe that what’s going on around us, which we think most of you would agree is creating this new normal — this new environment, if you will, that actually makes our strategy even more relevant today than when we embarked on this a few years ago. And we think our job is to take the assets that we’ve got, which we think are quite unique, and figure out how to drive more value for clients and for all of us as shareholders.

Now, there’s three ways we’re going to be trying to be doing that. And really, we think our unique combination of assets enables us to exploit new opportunities, more opportunities and adjacent opportunities in a way that maybe we have not been able to before.

So what you’re going to hear a lot about today is how we think about opportunities to grow the business, how we think about opportunities to run the business more efficiently, and, as we always have, ways that we think about remaining flexible enough to strategically deploy our capital as needed.

So, again, the unique combination of assets we have we believe positions us to do just that. So you’re going to hear a lot about these three axes today, beginning with some of my remarks today.

First, a little bit on what have we thought about the strategy. We think it’s very important that when you have a strategy and it’s based on some pillars, very, very important, as it would be with any company, to reassess and to retest your hypotheses from time to time. So certainly in the wake of the prohibition, no better a time to do that and upon a very objective review, we believe that the assumptions that underpin our strategy are more true than they’ve ever been before. Clients are demanding efficient market access, not just in their home markets but across-asset classes and across borders.

We believe that no one in our industry has the ability that we do to convene decision makers, policymakers, investors, capital, bring people and ideas together. That’s what we do. Our business network is second to none and we believe that’s one of the things that makes this company truly unique.

Our willingness to partner with our customers. Historically, you were in an industry where your customers could very much compete with you. Exchanges have historically not always been able to fight back. We’ve decided that the better way to go is where it makes sense to partner with key clients and see if that gives us the opportunity to break into new markets where we otherwise might not have been able to, or new products.

We believe that as we look at the opportunities, particularly in our commercial technology business, around the globe a lot of those opportunities are in the emerging markets. The network we bring to bear, the cross-asset platform we bring to bear, and the technology infrastructure that we bring to bear, which is very global in nature, we think those are differentiators for that client base. And I think we’d all agree this is a scale business. This is a scale industry.

So, our belief is that you can derive a lot of value from these sets of assets, be they the markets we operate, the technology assets we control, that we have under one umbrella, our belief is we can derive unique value from those. We believe it. And our job the next few — the next few hours here that we have to share with you is to show you why we believe it and hope that you leave here believing it, too.

Now, it would be one thing to say we believe it, and it would be one thing to say this community strategy, it’s a great idea. But part of our objective assessment is do we have proof points that demonstrate that in fact the strategy is working. Is it coming to life, or is it just a nice thing to talk about? So what we’ve listed on this page is a handful of illustrations, if you will, that in our mind evidence that it is working, and we believe there can be more where that came from.

NYSE Amex options is a good example of the partnership concept. We partnered with a handful of key options markets participants. Market share has tripled since we acquired the asset, and that has not been the result of a massive fee cut or anything like that. It’s simply been taking a rather innovative approach that had not been tried in options heretofore.

Our NYSE technology business, that’s really about that market access point that we talked about on the earlier slide. Clients are demanding it. They want infrastructure, they want cross-border technology, they want cross-asset technology. So what we’ve been embarking on these last couple of years is to build out that platform, build out that network, make it global. And you’ll hear more from Stanley and Dominique later about that.

We’re halfway home to a goal that when we set it out a few years ago, no one really thought was possible. that business was nearly a $500 million business last year, and is poised for double digit growth going forward.

On the listing side, I don’t think our listings franchise has ever been stronger. Industries that we’ve historically dominated, we continue to dominate. Even the tech sector, which, for the first time, last year we had nearly 50% of the IPO business. I know it’s only a quarter of the way into 2012, but we are nearly two-thirds market share in that sector.

And to put that in perspective, just a few short years ago our market share in the technology sector was 5%, 45% last year, 63% this year. Obviously, one quarter doesn’t make a success yet, but we’re very, very proud of what we’ve accomplished there. That’s an example of our unrivaled network.

We have an unparalleled ability to convene the people who matter in business. We have a global business network that no one with whom we compete has. And we’re winning companies like Yelp and Demandware that we would not have won a few years ago, most likely. And we’re having a lot of success after stubbing our toe a few years ago in terms of companies moving back and forth.

Three out of every four companies that have transferred in the last three years have come here, not left. And we just announced Teva Pharmaceutical in the last week or two and we will tell you there’s more where that came from.

NYSE Liffe US. You’ll hear more about from Tom Callahan today. I think you’re pretty familiar with that, 10% market share of open interest in Eurodollars in one year. A very capitally efficient clearinghouse, and a recent announcement that ties in LCH so that hopefully we can be the swap solution for the industry on this side of the pond the way OTCDerivNet and SwapClear have been on the other side of the pond.

And, lastly, when you get to the scale point, there’s no question that we’ve — in the last three or four years when we’ve been together as a management team, we have evidenced a continued ability to take out costs. And you’ll hear more about where we think we can go from here from Mike in his remarks.

So, how do we unlock this power of the community? Do we really have businesses that are adjacent enough that it should be easy for us to get in between these businesses and to go across these businesses? We believe we do. I’m not going to highlight every bullet point on this slide, but I’ll just touch on a couple.

The NYFIX acquisition, which was a small one that was under the radar, now two years later positions us with relationships with over 1,500 buy-side institutions. Now, while we cannot have a direct transacting relationship with those institutions at this point, we can have a lot of other types of relationships with them centered around the networking technology that we’re able to deploy to them. So we think that’s a real opportunity.

Bottom right-hand corner of the slide, the common technology platform that we’ve more or less built and are nearly finished with, 65% of our clients in the EU who collocate also connect to not only our cash platform, but our derivatives platform. They connect to both. The majority of our clients are trading across geographies and across asset classes.

And lastly, over on the left-hand side, the reason we should be able to do a better job launching new initiatives going forward is that when we try to launch a new initiative, we don’t have to look too far to find the obvious partners. Those partners are already clients of ours in other businesses.

But I think — our challenge and, at the same time, our opportunity going forward is we have futures exchanges, we have options exchanges, we have equities exchanges, we have a technology business, how do we make it all sync together more effectively? How do we exploit those opportunities on behalf of our clients and on behalf of our shareholder?

So, first, a little bit about growth. I think most of the assumptions or where you — what you’ll see on this page are things I doubt we’d have much of a debate about. There’s no question that people have less capital to put to work. There is less risk capital. As the markets get a little more fragmented and regulations kick in, that will open opportunities for liquidity providers that previously we might not have seen quite as prevalent on the playing field.

For example, the buy-side. The buy-side is going to have a very direct role and a lot to say about how a lot of these products that were maybe in the OTC market before are going to get traded going forward. All of our clients are constantly in conversations with us about, how do I get more efficient margins? How do I get more efficient collateral usage? Can you help me with margin offsets across products or across geographies?

Well, I’m not going to say that that’s trivial, because you have a lot of regulatory hurdles to clear there. We think that we are pretty uniquely positioned to offer people some of those offsets as we build out our post trade business, which you’ll actually hear more about today as well.

There is no question that we’re going to see more competition. What we’ve seen happen in the equity markets with ECNs and MTFs. SEFs, Swap Execution Facilities, and OTFs, are coming to a theater near you soon. Every bank will own their own, just like they own their own ECN. So where that landscape plays out, we’re not sure.

But one thing’s for clear, whether it’s the existing markets we operate in or the new ones we operate in, there will be a lot of competition. And while that’s happening, our clients are under a lot of duress, maybe that they’ve never been under before, certainly in recent times, and that is leading to them being more and more demanding of us to provide global infrastructure services.

Think back just a short, five, six, seven years ago, those same clients — and I was one of them and Larry was one of them, we would have been unlikely to come to grips with making decisions about outsourcing some of our infrastructure. Now I think it’s a necessity for many of those customers. And we believe we’ve positioned ourselves right where we need to be to be a major recipient of that trend.

Now, this is a compass that you’ve seen from us before. And I’m not going to belabor these next two slides because this is really what you’re going to hear a lot more about from the team today. This is about areas that we think we can look at either in the middle of our business or around the periphery of our business that can lead to growth.

So you’ll hear a lot about post trade services today, whether it’s clearing, risk management or capital efficiency. You’ll hear from Scott Cutler about where we’re taking our issuer business and more services we can provide to them. You’ll hear a lot today about what we think we can do managing infrastructure for sell-side clients, and also creating infrastructure and hosting it for third party exchanges as well.

And then, you’ll hear a little bit about not only product innovation inside our core markets, but where we think we can go with some cross-market innovation as we bring some of our businesses closer together to exploit some of these adjacencies.

I won’t go through all of these because I don’t want to steal the thunder from my team. I’ll hit a couple of highlights here. Mark Ibbotson will talk to you a lot about the — our clearing strategy for 2012, ‘13 and ‘14; what we’ll be doing, when we’ll be doing it, and what it will mean for our top and bottom line. You’ll hear from Finbarr Hutcheson about what we call Project Trinity, which is what I just mentioned a few years ago — a few minutes ago, excuse me. I had the vision a few years ago, but I only talked about it a few minutes ago.

This is where we are thinking about we already have a great business with NYSE Liffe US and NYPC. We’ve got a lot of high marks for NYPC being capitally efficient. What we didn’t have was the right partners to really have that be the obvious choice for interest rate swap clearing in the United States. We all know, as I alluded to earlier, the SwapClear success in the UK with LCH. Partnering with LCH NYPC and NYSE Liffe in the US, we think is the right answer to solving the swaps problem for clearing in the United States.

You’ve probably seen in the last few months we have completed a 25% investment in a company called Fixnetix. You’ll hear more from that — you’ll more about that from Stanley later today. And you’ll also hear, in the derivatives presentation, a new product launch that we would put in the organic growth category, a new initiative that involves getting in the CFD business. A big business. We’re getting into it in an innovative way. And Garry Jones and his team will outline for you how we’re proposing to get into that business over the next 18 months or so.

A little bit on efficiency, and Mike will go a lot deeper on this. We know that it is incumbent on us to run the Company more efficiently. We believe there are opportunities to do that, even though we’ve done quite a bit in this arena the last few years. We’d be the first to admit that while we accomplished a lot last year, with the specter of the merger on the horizon, we probably were not as rigorous as we might have been in 2011 to do everything that we could have done.

I think as long as we were operating under the assumption that the merger was going to be consummated, we had a lot of things that were sort of on the integration agenda that would have been done after the hoped for closing of the merger. Given that we now stand alone, we have taken a close look at how we operate our business. And we are launching a project we call Project 14.

We are calling it Project 14 purposely. This is not about next week. This is not about this quarter. This is about a series of short, medium and long term actions that are going to be focused on what you see on the screen here. Some around our technology platform, some around streamlining our organization, and some around basically just optimizing our business, divesting underperforming assets, doing things like we’re doing on the clearing side, where we’re insourcing things that we’re outsourcing right now, that will drop right to the bottom line in terms of cost savings.

And I’ve asked Larry and Mike to lead this effort internally, so Mike will go into more detail about that. We believe that we can deliver $250 million of annual savings by the end of 2014, so call it over the next 24 to 30 months. And we would view this as a very offensive step on our part. And this is something that you should expect to hear from us as transparently and as consistently as you’ve heard about the NYSE Euronext synergies and the rolling out of the technology platform, et cetera, et cetera.

You will hear about this as often as you want to talk about it. You will hear about this on every earnings call for sure. And we will be giving you progress reports along the way so that no one has to guess how far along we are. And Mike will go into more details on that in some of his remarks.

Lastly, I think this is probably the most obvious one. When I talk to many of you, checking the box around how we deploy our capital is probably the easiest thing for all of you to do. We are already a good dividend payer. We have no intention of not being one. You know that we’ve embarked on our 0.5 billion-plus buyback program. We haven’t been afraid to rationalize the portfolio by divesting things like our minority stake in the National Stock Exchange. We just unwound SecFinex.

Mike is going to talk about a few more ideas in his presentation that will give you the sense that we are constantly reexamining all of our holdings, where our money’s being spent, where it’s being deployed, and our objective it to obviously deploy it as strategically as we can.

We haven’t been afraid of doing targeted strategic M&A. I will promise you that while our next greatest idea is not a complicated cross-border mega transformational merger, that has not left us with scars that would suggest if something else presents itself where we think it’s additive to the Company we’re going to shy away from it because we had a tough experience there. And you’ll hear a lot today about some of our continued organic growth efforts that I’ve already alluded to.

So where does that leave us, before I turn it over to Mike? What we want you to leave today with the impression — is as follows. We didn’t just go back to our old strategy because it was the easiest thing to do. We like the strategy. We thought the merger was an opportunity to accelerate it. And what we spent the last few months doing is retesting it, validating the assumptions that were underneath it, and seeing if we could narrow its a focus a bit to bring it more to life.

We firmly believe that there’s an opportunity to unlock further value here simply by building better adjacencies across these businesses that we’re already privileged to have under the umbrella. We think that includes opportunities to grow. I want to be very clear. This is not just an austerity plan where our strategy is cut costs as fast as we can and buy back our stock and pay a nice dividend and that’s the strategy. Those are pieces of the strategy.

We really believe there are opportunities to grow the top line through some of the initiatives that you’ll hear today. And that’s not going to stop us from continuing to strategically deploy the capital and, as we said, Project 14, really a highlight for us, taking another $250 million out of the cost base, which, as you’ll see, we believe is very realistic. We think that combination of things should enable us to unlock further value.

So, with that, Mike, I’ll hand it over to you. Thanks.

Mike Geltzeiler: Good afternoon. Apologize a little bit for my voice. I am fighting a little bit of cold, but I should be okay. As this chart shows, we’ve made significant financial progress in the last two years. Our revenues have grown 8%. Our costs on a portfolio adjusted basis have reduced significantly. And that’s helped drive a six percentage point increase in our operating margins.

We’ve been able to reduce our tax rates to 25.75% from 27%. Our improved cash flows, our higher EBITDA and our lower capital expenditures have enabled us to reduce our debt significantly, and we’re at a historic low in leverage, at 1.6 times.

As Duncan mentioned, over the last two years, we’ve been able to return in excess of $1 billion to shareholders in dividends and share buybacks. And we’ve announced another $550 million buyback in February 2012. And our stock price has nearly doubled since the March 2009 lows.

This chart shows you the progress in revenue, EBITDA margins and EPS. For the last couple of years, EPS has grown 10% annually to $2.48. Our company is a true multi-asset exchange. Recent industry trends and investments have changed the diversification of our revenues away from pure revenues more towards recurring revenue streams. For 2011, core trading revenues now represent 48% of the total company’s revenues.

Over the last couple of years we’ve seen growth in derivative trading and a lower reliance on the more competitive cash trading. Offsetting that has been increases in technology services and listings, which have grown as a percent of revenue. By geography, 52% of our revenues are derived from the US sources, 28% in euros and 20% in the UK.

This chart shows you our two-year revenue CAGR for each of our three segments. Despite the cyclical nature of volumes, the results are in line with what we projected a few years ago when we met at a forum like this. Our derivatives we said we’re going to grow in the high single digits, and they’ve grown 9% over two years. Technology segment has grown its revenues double digits. We have a 16% CAGR over the last two years. And we said cash trading and listings would be relatively flat, and it was actually down 2% over the last two years.

Digging a little deeper into the cash trading and listing segment, what you see behind that minus 2%, we show you the three primary business units within that segment. And you see that global listings, which is the largest revenue generator within that segment, has actually reported a 5% revenue CAGR over the last two years. And that’s offset somewhat by a 7% reduction in European cash, mostly attributed to competitive price reductions, and a more stable US trading.

Having me present second is a bit of getting the cart ahead of the horse, as you’ll soon hear from the business leaders on their respective business outlook and growth initiatives. And as we’ve talked about in the past, it’s always difficult to project revenues in this business because of the impact of volumes and macroeconomic trends.

That said, on a volume neutral basis, we feel comfortable with similar growth outlooks that we provided to you two years ago. And looking at that, that is for our derivative business we see derivative business we see the derivative business growing in the mid to upper single digit level, supported mostly by new business initiatives, which Garry will get into later, Liffe US, clearing, over-the-counter opportunities, and a new scalable initiative that Garry will discuss to launch contract for differences futures, as well as the benefit we see when greater interest volatility will enter the marketplace.

Our cash and listing segments, we continue to see kind of low to no growth, as they are — this business is totally reliant on volume. That said, we do see some upside in listings and in issuer services, and Scott will discuss that. And we continue to project double digit growth for our information services and technology solutions division. And Dominique and Stanley will discuss that later.

Turning to efficiency, the Company has had an excellent track record of reducing costs since the Euronext and NYSE group merged in 2007. This chart shows you on a portfolio adjusted basis the cost reductions that were reported year-over-year over the last three years, including $70 million last year when we were focused on the merger.

Some of the larger savings over the last few years have come from realized synergies from acquisitions, such as NYFIX and Amex, technology harmonization and data center consolidation, as well as organizational efficiencies. The message here is that we have credibly executed on M&A synergies and cost efficiencies in the past, and we’re not done.

This chart provides you an overview of our 2011 expense base by type of expense and by business unit. What you can see here is that employee compensation is 38% of our expense base, followed by professional services at 18%. In professional services is where we include the outsource activities such as the LCH services and regulatory costs that we outsource with FINRA and our D&A is 17%.

Project 14. As Duncan discussed earlier, today we’re committing to an effort we call Project 14, which we feel can deliver annualized cost savings of $250 million, or 15% of our 2011 cost base by 2014. We have broken this effort into three identified areas.

First, technology. We’re targeting $90 million in the technology area over the next three years. Savings will come from initiatives such as further harmonizing our global IT activities and platforms, increased use of off-shoring and near-shoring resources, and pursuing opportunities to optimize our significant data center capacity and telecom expenditures. We have sized this opportunity with an outside consulting firm. And this effort will be led by our new CIO, Peter Leukert, as well as Dominique.

Next is organizational efficiency, infrastructure and general cost reduction efforts. We’re targeting $90 million from this area. A number of these efforts are already underway, such as centralizing activities like market operations and broadening the use of shared services. Other areas include organizational and contractor streamlining. An example of which is we recently eliminated the executive level CAO position. And rationalizing our real estate and facility footprint.

Lastly, we have a category called business optimization. Here, we’re targeting $70 million form this area. This is a key effort in rationalizing the portfolio, taking a hard look at some initiatives and making decisions that’ll enable us to better focus our efforts on scalable opportunities. Duncan mentioned earlier our loan stock initiative called SecFinex, which we closed this year. We also can share with you that we’ve reached an agreement with minority shareholders to unwind our environmental partnership NYSE Blue pending final approvals.

In this category is also the $30 million we expect to save beginning in the summer of 2013 from the insourcing of treasury and risk management activities for Liffe Clear. We expect about 25% of the $250 million to be realized by yearend 2012 and 60% by yearend 2013. As always, we’ll provide transparency against these targets in our quarterly reporting. Some of these efforts will require onetime costs, and we’ll communicate that as we — our plans evolve.

A good lead into our revised cost guidance for 2012, which we are today revising downward. Our 2011 expense base is $1,666 million. And our prior guidance for constant dollar, constant portfolio costs to be less than 2011 excluding new business initiatives. Well, today, our new guidance for 2012 is that we expect our core expense base to be targeted to be between $1,580 million and $1,600 million versus the $1,666 million in 2011.

We do expect incremental expenses for the three growth drivers discussed earlier on top of these levels. The contract for differences effort, which we’re going to spend $12 million this year, and again, Garry will be discussing this later, the $15 million we plan to spend on building out our clearing, and $20 million to $25 million of incremental variable costs related to NYXT growth, for technology business growth. Both the CFD and clearing investments are expected to generate profits in 2014. But basically, these investments will pay for themselves.

As we discussed before, the technology focus is revenue growth and margin improvement, so incremental expenses are necessary to drive growth. So, in summary, as of today, including all new business initiatives that we launched to-date, our 2012 all-in expense guidance is $1,627 million to $1,652 million. We will reconcile our cost performance against these targets each quarter, as well as against the $250 million three-year goal.

Turning to profits, this chart shows you that the solid cost management we’ve executed the last couple of years has generated higher EBITDA margins than — and returns than our revenue CAGRs. Over the past two years, our derivatives business has grown 12% per annum in EBITDA. Our cash trading is up 2% and our technology business margins are up 49%. Leading to a total growth in EBITDA for the Company of 10%.

Looking at the operating margins and EBITDA margins by segment over the last three years, you see that we have a wide variety of margins across our various different segments. As we talked about in the past, we’d be very happy with the technology margin of 30%. Clearly, we’re looking for more from our derivative business.

So, I think since we’re often asked questions about our margin and what our target margin is, rather than give you a blended or a company-wide margin, I think we’ve identified these five areas that we feel will help us drive higher margins over the next couple of years.

First, our technology business is at 26% margin today, and our goal is 30% plus. And you’ll hear more about that from Dominique. We’ve talked our Liffe US business losing $20 million in 2011. We also talked about our goal is to turn that profitable in 2013.

As our capital expenditures stay at or below our maintenance level, which is below $200 million, over the next couple of years this should result in some D&A runoff. The $250 million cost efficiency will clearly improve our margins. And then, lastly, adding the profitable high margin clearing business will also help on a mixed basis.

The third leg of our growth story is our free cash flow and our balance sheet. Over the last two years, we reported lower CapEx, higher EBITDA and growing free cash flows. This has enabled us to reduce our debt by $700 million to $2.1 billion at the end of ‘11, and lower our leverage ratio from 2.6 times to 1.6 times. It will also enable us to stabilize our credit ratings.

In 2011 our free cash flow, which we define as operating cash flow less capital expenditures, increased to $870 million. Not only is that significantly above previous years, it’s about $200 million above our net income of $650 million for that period. One of the reasons why we’re able to generate cash flow above our net income is that our D&A last year was $280 million and our CapEx was only $170 million. So, we believe we’ll continue to report cash earnings in excess of our book earnings.

Last year we also got some probably more onetime cash benefits where our cash taxes were below our book taxes, but our results also benefit from some non-cash equity compensation. Bottom line is net income is a surrogate for cash flows, in our particular case, our cash earnings should be above our net earnings.

In addition to optimizing free cash flow from operations, we also have some minority investments that we’ve alluded to in the past, which over the next few years we’ll be looking to at least partially monetize. You may or may not be aware, we have a 5% stake in an Indian company called MCX. MCX IPO’ed in India this past February. The value of our stake, plus or minus $60 million. We have one-year lockup on that investment, but it is likely that we would be looking to monetize that investment once the one-year lockup — it was behind us.

Probably familiar in 2008 that we took a 20% stake in the Qatar Stock Exchange. We are in some discussions with Qatar to possibly reduce our stake. We do want to stay invested in that business, but we’re looking to reduce our stake below the 20% level. Lastly, we own a 9% stake in LCH. And depending on what transpires with the LSE bid, we may reduce our stake somewhat in this entity as well.

We’ll keep you posted on these discussions as they develop. Again, these are evidences of what Duncan mentioned earlier, that we’re always looking at both our existing and our historic investments to see whether they are productive and whether there’s an opportunity to monetize them.

This chart outlines our dividend payout over time as a percent of net income, but also as a percent of cash earnings, which I mentioned before is better than our net earnings. Our 2011 dividend of $1.20 a share represented a 47% payout on 2011 net earnings, and a return of north of 4% on the current share price. Though our dividend policy is really based on a quarterly review without our Board and not a fixed payout ratio, we have indicated that historically our dividend has ranged between 35% and 45% payout ratio.

Looking at the share buyback in the fourth quarter of last year we bought $100 million of our stock and announced a $550 million buyback plan in February this year. Through March 30th of this year we have spent $127 million towards this repurchase plan, repurchasing 4.3 million shares. So that’s what we purchased in the first quarter, 4.3 million shares for $127 million.

We see that beyond the EPS accretion of the share buyback the retired shares will also preserve future cash flows by lowering the cash dividend obligations.

We provide a little bit of guidance on capital and the criteria we’re using to evaluate M&A. Now that we finalized and announced our clearing plans, we are projecting the capital expenditures this year will approximate $200 million, with over $30 million of capital spent on the clearing effort. Previously indicated, we do expect to complete the buyback in 2012. Also mentioned that our long term financial policy is for debt levels to be between two and 2.25 times EBITDA. And if we were to exceed these levels, we would be looking to delever.

As Duncan mentioned, we do continue to evaluate tuck under and strategic M&A opportunities. In evaluating M&A, we’re looking to a combination of these factors in determining whether to proceed.

First is strategic fit — refer back to that compass that Duncan showed earlier, see does it fit in within one of our businesses or one of our adjacencies. Secondly, we are definitely targeting businesses where there’s realizable synergies. Talked about earlier about the synergy we’ve been able to extract from previous acquisitions. But that’s both revenue and cost synergies. And then, lastly, and obviously just as important, is we’re looking for returns above our marginal cost of capital within a reasonable period of time.

Before I turn the meeting back to the business heads to discuss our growth efforts, wanted to summarize what I think all this means for the shareholders. We believe with this plan we can deliver double digit total shareholder returns per annum over the next few years driven by, first, a dividend yield of 4%, and secondly, EPS growth from the three growth axes and actions discussed earlier.

One, profitable revenue growth on targeted growth initiatives — clearing, OTC, Liffe US, CFD, NYXT — through the cost efficiency program of $250 million. And then of course intelligent deployment of excess capital and our under-levered balance sheet.

With that, we’re going to take a short break now, and then I’m going to turn the meeting back over to Garry Jones, our global head of derivatives, to discuss the derivatives segment.

Stephen Davidson: There’s actually a correction to the schedule. Apologies, we misplaced a slide here. So we’re going to go right into the derivative section right now. So that’s my fault. Garry’s there.

Garry Jones: So, first of all, apologies for those of you thought you were going to sneak out for a cigarette or a cup of tea or coffee. We hope we’ll keep you awake during this next session.

We’ve got a lot to get through in the derivatives section. We’ll try and crack through at a reasonable pace. And, of course, we’ll take questions at the end of the day, so if you don’t mind just holding those as we crack on through.

The important thing here is that our derivatives business is in great shape. Obviously, we were going to enter into the merger with Deutsche Boerse. At the center of that merger was going to be the merger of Liffe and Eurex to create one of the world’s largest exchanges in derivatives.

But I’m pleased to say with that going on and also in the US the fact that IFC options exchange would have come into the same business as Amex and (inaudible) underlying business trends in our core business during last year were very, very strong. We didn’t take our eye off the ball. And I think you can see from the numbers it’s a great achievement.

We had revenues of about $1.1 billion, gross revenues 850 net revenues, and then a 61 EBITDA margin, as Mike’s already said. So, this business is in very good shape. A key thing that we would have had from the merger would have been a pure clearing solution. So, that is the number one target now to make sure we get back on track on that.

I’d just like to say that the regulatory changes that are happening both here in the States and in Europe are starting to push together OTC and listed derivatives. Clearly, that’s the big opportunity for us as well. Although I have to say Mr. Almunia didn’t quite agree that listed and OTC were going to become the same market. But that’s for another day.

I’m going to pick a few points upon the strategy that’s already been discussed, then go into a little bit of the metrics and trends for our business, look a bit about the growth drivers. And I’m going to start by looking at the core Liffe exchange, and then my colleagues, Mark Ibbotson is going to talk about clearing, Finbarr Hutcheson is going to talk about OTC, Tom Callahan, CEO of NYSE Liffe US, is going to come in and talk about the US business. Steve Crutchfield, CEO of our NYSE Amex options business, is going to do the same there, and then I’m going to summarize. So if you’re still awake after all that, I thank you in advance.

Okay, we have, as I already said, a global business. We cover every single major market. I think we’re the only exchange that actually has a US futures exchange, US options exchange and the global exchange and interest in a clearing house here. And, of course, we’ve got plans in the European arena as well. We’re regulated by the CFTC mainly in the States, and the FSA and the other European regulators in Europe.

But don’t forget we need the crossover regulations as well to sell our European exchange in the US we need CFTC approval. So we’re very much at the coalface in regulation for both markets, very much on top of the trends that are happening here.

You can see on the right-hand side we’ve managed to create global partnerships, particularly in Asia, also in Eastern Europe and the Middle East. And we think the growth from those areas going forward will help us considerably. The fact we’re global is very, very important. If you look through our global footprint, on this map in front of you, you have the dots of where our offices are.

And then we say, well, look, does this matter? Why do you need the global offices? Well, 20% of the volume in our core European exchange come from the US. We have situation the other way where 10% of the US options markets comes from clients in Europe. Then we have offices out in Asia. We have a beachhead, I think, in Tokyo. We have a considerable amount of business from Tokyo and we have partnerships with the Japanese exchanges. That’s helped us to push into that area.

We started to have relationships with the Chinese exchanges, some of which are obviously in early phase, some are a little more developed. And we’ve now opened a derivatives presence in both Singapore, Hong Kong and in Tokyo. That helps us push further out across the board. So for every one of these links, it’s parallel business, domestic investors in those countries trading on all of our exchanges worldwide, together pulling together I think a very strong business indeed.

You’ve already seen this slide from Duncan, which reinforces that point. The important thing is here is that crossover in clients. Why did we start NYSE Liffe US? Because we already had the client base to do that. We already had the technology. The data center in London has cross-correlations between the collocation for cash and derivatives in the same space. And we have a model for partnerships both in our NYSE Liffe US and Amex businesses.

So this community thing is actually happening now in practice. We’ll just carry on and try to do a little better with that. But we have the basics here to leverage the structure. We’ve already built the structure. I’d say the one piece where we really have to build further is clearing. And we’ll be talking about that in a little minute.

From this chart, we call this the compass. And Duncan outlined this to start with. The key things on this for the derivatives business are establishment of our own clearing house, development of better risk management tools, including our involvement with NYPC and the new Trinity project, which my colleagues will into a little bit later.

But inside the core derivatives business, it’s still important to develop products organically in that business. This is actually — if you go back and look at every derivatives exchange in history, this is usually where the biggest growth comes from. There’s a time and a place for every product. I’m going to talk to you about some new ideas and some new products we have going forward. We think the time is now for some of these.

And then, finally, some of the new innovations, and we’ll be talking about this contracts for difference market, which I’ll explain to you in a bit more detail in due course, and continued innovation in US options. So, many new things. Some external, some internal, some organic, et cetera.

Look at the metrics and trends for the business, you’ll see that the compound annual growth rate has been 14% over a long period. And the interesting thing I think also is the diversity of our revenues across the different categories. We’re not so dependent on any one area. And looking at the whole picture, our US businesses, particularly the options business in terms of scale, add considerably to that. This is a very exciting picture. And again, if you show us against other exchanges in this space, I think you’ll find we’re pretty diverse.

The one area we need to bulk up into a little bit more is commodities. And we’ll talk a little later about some of the opportunities there as well. But clearly, that’s an area with an average growth rate higher than the core market over the last few years. But we need to get more invested in that space as well.

Now, Liffe exchange, you can see over the last few years a sort of tail-off in the interest rate market as interest rates start to go towards zero in every major market. Obviously, volumes ahead a little bit there. Equity products, a bit of a dip, but I think coming back quite nicely. And then a substantial increase in both our agricultural and our soft commodity market. Again, fairly positive overall. Over the longer period, 14% compound annual growth rate with the options, or 12% if we take those out and recalibrate the underlying business.

Now, this slide — if nothing else, please leave the meeting and look at this slide, because I’m fed up with explaining to regulators how our markets are not governed by high frequency traders and that we’re not just plugging in and that we’ve forgotten all the investors and everything else. Take a look at the small box called algo trading. And we’ve conveniently broken it down for you here in fixed income, in equities and commodities.

We are not a one-trick-pony. We have clients in every single space here. You can see that the order side, the buy-side if you like, including proprietary trading, and then the order side, the side that produces liquidity. So we’ve got proprietary traders, market makers, algo traders, all in the liquidity pool. And then in terms of orders coming in, the full side of the buy-side plus bank, proprietary trading, et cetera, pretty diverse. In the commodity markets, the end user and commercial investors. The trade is more than 51% of the flow.

I think that’s a pretty important statistic and shows that the market is a continuous market. It does not depend on flows of algo trading. And the algo trading component of that really does add to liquidity. A very important point when we’re talking to regulators.

I think, though, as Duncan’s already outlined, the short term environment is a little cautious. You can see that there is a correlation with GDP growth in the economy, the velocity of trading, the cost of capital, the availability of capital and our volumes. No doubt what we’d prefer to see is a more buoyant economy with more volatility in certain markets, et cetera. We’re not getting that, but nevertheless the volumes are holding up. It’s not a disaster.

Clearly, Q1 has been a little bit lower than the previous quarters, but it’s starting to pick up. And we think that as the economies start to recover and hopefully there’s some resolution to the Eurozone crisis, that we will see an environment where our business can grow. And I think what we have seen here is a change in volume from different players.

For example, smaller companies, proprietary companies, new companies are actually filling up a lot of the slack as some of the banks are reducing as they reduce their proprietary trading. Between the status of the Volker rule, people’s volumes are coming down. Some of that is going to new firms who are expanding and innovating. And that’s an encouraging thing. That’s a sort of derivatives equivalent to the SME market. And I think we have our fair share of those sorts of flows.

Let’s talk a little bit about the growth. I think that really the European side, given it’s a mature market, must come from new growth initiatives and new projects. Our clearing side, which my colleague Mark Ibbotson is going to go into in a minute, is a new thing completely for us in terms of its depth, but not in terms of the idea. Because don’t forget we already have NYSE Liffe Clearing now and we get revenue from that. So, it’s a broadening and deepening of that.

Finbarr is going to talk about OTC. And, again, that’s something that we have a little bit through our Bclear initiative now, but you wouldn’t say that’s a massive multi-asset product. So, I think that’s something we’re going to look at there. So, looking at clearing, the risk management side, cross-market innovation and product expansion, these are the growth drivers. And we’ll try to put some metrics on those growth drivers, get some idea of where this business is going forward.

So, European side, what is the single biggest change in the European markets? Answer, spread widening between different kinds of assets, spread widening between government debt and corporate debt, spread widening between different countries. Of course, the Eurozone trick was to have low interest rates that are common to every country, and then the southern European countries can borrow at close to those rates and expand.

And, of course, there have been some challenges along the way, as everyone’s found out that monetary policy being one thing, fiscal policy being something else. So, a lot of talk with the regulators about trying to push more things on exchange. Will swaps ever go on exchange? Now, swaps in their purest form are unlikely to go directly on exchange because of the structure of the market and the fact it’s dominated by the interdealer market.

But nevertheless, if you can create an instrument that replicates the economic interest of a swap and trade that against the underlying bonds, that’s a powerful tool. We have a product called Swapnote, which we’ve developed, which trades like a bond, so the price is 98, 99, 100, whatever, but it reflects the interest rate of a swap. Of course, you can trade that against an underlying government or government bond market.

And the problem’s always been getting liquidity in this because the banks don’t particularly want to change the dynamics of trading from an OTC market to a listed market. But we think now, with regulation putting that way, this is a time for this product. The graph you can see here shows the diversion between government rates and swap rates over the last few years. And the correlation back in ‘07, ‘08 was nearly 100%. Last year it was minus 11%.

So, everybody trying to hedge government bond debt by using swaps. Clearly, you’ve got an inverse correlation. If you can develop an instrument that more closely matches the swap rate, which is the purest rate, takes credit out of the equation and we think this will have some success.

We do have market makers lined up, and we’re going to be having a relaunch of this product very shortly, starting in euros and then in dollars. They’re already listed, already doing some decent volume. But this is something quite new and something where I believe we’re the only people doing it. This, we think, will be a major product for this year and for next year. So watch out and see where that goes.

The bond market’s not dead either. I think obviously a market like the UK gilt market, government debt in the UK is pretty high, but obviously is a balance between the buy-side and the sell-side and the government. We’ve been working with the UK debt management office. We’ve seen a significant increase in the volume of the underlying gilt market. It now trades 25% of the underlying volume of the bond market. So where a bond market contract is properly constructed, work with the debt management office of that country, you can have success.

And we think here we’re even looking now and talking with them about a super long gilt market, et cetera. This is the kind of market where we can charge a reasonable price for. It’s not a commoditized market. It’s a specific, fairly technical market. We’re good at that kind of thing, and we can get the returns from this sort of product. And I think the results there have been quite encouraging.

A lot of focus on index products. Now, clearly, issue here is to licensing of the index. We are not the Pan-European indices provider, however that’s something we may be looking at as well. But on our Bclear product, which is effectively an OTC to listed transformation, the volume that we’ve been trading on the MSCI indices has grown considerably. You can see now the open interest has grown to 160,000 contracts, virtually from 40,000 at the beginning of 2011.

So where you’ve got a structure that’s starting to pull more products from an OTC environment into a listed environment, we’re well placed, but it’s limited in its scope. And that’s why we need to broaden our OTC offering; going back to that fact, we will be talking about that in a minute. But this has been a real success. And we also trade an MSCI contract — several MSCI contracts on NYSE Liffe US. And Tom will be talking about that in a minute.

Another issue, people say Asia, my god, look at the growth rates in Asia. Why don’t you guys do more in Asia? Well, the answer is you can’t just walk into Asia and buy exchanges in Asia. I mean it’s hard enough to merge exchanges in the West. Right? So you think you’re going to go into Asia and start buying the national assets of the country, it’s not going to work. And buying 5% stakes in exchanges here and there, is it strategic, is it not, and some of the issues there we called out of the National Stock Exchange of India, et cetera.

One thing you can do, though, is partner with other exchanges. Again, this particular area plays to our strengths in building our community. Because we can leverage our technology strengths and our business strengths and create revenues from a source that is hard to really repeat.

So, to our SFTI network, the global network, we can look at our markets, we can look at other markets, and we can link them together. We can use, if you like, our rolodex, our address book, to provide flow into an exchange, say, in Asia. they don’t have to build out their network because we already have it. We already have connection with our clients. They trust us. We have product experts. Quite a good start.

Secondly, we can do it the other way round. So we can have clients in an Asian country with a network of that particular country feeding back into our markets. And this is the big one for us in due course with China. When China allows the qualified domestic investors to trade more onto the international markets, we’ll be very well placed.

So the beauty of this structure is when you’re doing it going in and going out, you can also do it across. So we could also link together the partnership markets as well. So in the same way that the safety market in the US revolutionized the way exchanges link to each other and routed to each other for a single market, we can now do the same in derivatives for exchanges globally that are our partners. I think this will be very interesting.

We’re working on a number of transactions here. We’ve completed one or two. We’ve got three or four in the pipeline. And we couldn’t do this if we didn’t already have an existing technology business for whom it’s their day job to make all this work. So we can put the business expertise and the product expertise together with the technology infrastructure and expertise there. This is something not many other exchanges can do.

Now, CFD, Duncan touched on this a little earlier. CFD stands for Contract For Difference. It’s a structure. It’s not actually a futures. It’s a technical instrument where at settlement time you simply exchange the difference between two values. It started in the UK because it was tax efficient. The investor was not taxed on the profits on a contract for difference, in the same way he was not taxed on something called spread trading, where you just traded the spread between instruments.

This has grown dramatically and has applicability across a massive range of different assets. Retail FX, by the way, being one of the biggest. And this graph here just simply shows the growth over the last few years of this market. The growth in retail FX in 2011 creates an $8 billion market.

Now, most of the people in this sector trade with retail investors and they trade with sort of retail professional investors and they take the other side of those trades. What we’re going to do is something a little bit different, and the first time this will happen. We’re going to create our own MTF, which will build directly as retail investors, professional retail investors, professional traders and others. And I say others because there’s market makers on virtually all of our markets who are ready to look at this market and become the other side of these trades.

And the big twist is we will be able to trade every asset there is, not just the ones on our exchanges. So we will have markets in oil, in gold, in foreign exchange, in bonds, in different commodities, in short term interest rates, including those in our markets, but also on those on everybody else’s markets as well. Because they’re not futures. They’re a specific OTC contract, in effect, a contract for difference. And so, we will be targeting eventually a full-scale market where retail investors can act and professional retail.

We will start by trying to push professional investors into it, to try and get liquidity and market makers, and then we’ll broaden this out. And we’ve decided we’re going to use some of our own technology, some technology we don’t have because obviously retail web-based technology is not something we focus on in the normal course of our business. So, this particular market will be a new market. It won’t be Liffe. It’ll be a separate market, a regulated exchange based in the UK, obviously with applicability across Europe.

We will be looking to get live by the first quarter of 2013. We’ve been working on it for some time and this is not a startup from today. We’ve probably got nine months of work already done on it. We’re close to signing contracts with partners, with vendors and internally using our own technology as much as we can, particularly the network, the Common Customer Gateway, the market data piece and everything else. So, this is very exciting. The size of this market is massive. We will be first mover — have first mover advantage in the sense that we will not be trading against our clients.

We’ll be offering matched principle transactions as an MTF, and that’s how we’ll be regulated. The big difference here is every other player in this space trades against the clients, takes principle risks. That won’t be our market. So I think this is one of the things that we will be updating with you every quarter on how we’re doing, but we’re targeting a 2013 launch. We’re very excited because it’s a way to expand our franchise into other areas.

Okay, well, thank you for listening to that. I’d like to push on now to the clearing side because this is priority number one across the firm right now. And I’d like to introduce Mark Ibbotson, who’s our global head of Clearing. And Mark used to be the Chief Operating Officer of NYSE Liffe. So, he knows a bit about futures as well.

So, thank you, Mark.

Mark Ibbotson: Good afternoon, everyone. Central counterparty clearing has always been a bedrock for our regulated markets, and it continues to be critical to making sure those markets are secure and stable. And, in fact, during the financial crisis, the performance of the regulated markets and the continuity demonstrated to the politicians and regulators of the world, as we all know, that they wanted to introduce more central counterparty clearing to the OTC market.

So that’s the driver behind a lot of opportunity and innovation in our space. And our steps we took in 2009 to build out our clearinghouse in the UK, our central counterparty role, was an important starting point.

And we have spent the last two years investing heavily in the technology around that NYSE Liffe Clearing operation. And the step we now have to move to is to convert that into a full service clearinghouse in the UK. And that will be using that universal clearing platform technology that we’ve rolled out and modernized completely in the past 12 months, and expand the services beyond the core processing into the areas that we currently outsource to LCH Clearnet Ltd., which is around cash payments, around collateral management, risk management default. But all of the core processing is already handled in-house.

We’re looking to unlock the power of the community in clearing by expanding it. Today we have our clearing separated across Paris and London through LCH Clearnet Ltd. and LCH Clearnet SA, and we’re looking to expand the services to that wider community and create an integrated solution. We’re going to unlock the power of this new clearing capability in OTC because that is the new opportunity for all clearinghouses in the coming years.

And, finally, we’re going to create value for clients. And this is very significant, that the offering will deliver — will deliver to them a single platform. It’ll deliver a seamless operating environment where they will have less risk because today they are operating under multiple environments. We’ll see that in a moment. And significantly, will deliver capital savings.

I think Duncan and Garry both mentioned this earlier, that it’s really important in times of scarce capital that clients are able to have efficient margin systems. And by bringing our products into one risk pool, we’re able to deliver very meaningful savings to them.

Now, clearing for us is beyond just listed derivatives. I’m talking about that in my session now. Finbarr will follow me shortly to talk about the OTC opportunity specifically. And also my cash colleagues will talk about European cash clearing, where we’re looking to improve our arrangements there, too. But my focus today is just on the listed derivatives clearing.

And this slide shows you how fragmented our world is today. I mentioned the top left corner is the area we’ve already in-sourced, where we have Bclear and our London derivatives already cleared by NYSE Liffe Clearing in-house. But we do have these outsources services to LCH Clearnet Ltd. Whereas for our continental derivative products spread across the Amsterdam, Brussels, Lisbon and Paris markets, they’re all cleared in a separate clearinghouse in Paris, LCH Clearnet SA.

And what we’re looking to do is bring all of that together to deliver a Pan-European platform. It’ll be a faster time to market for new products, whether that’s listed or OTC. Having all of the suite of clearing assets in-house will allow us to deliver products quicker. We will have operating efficiencies for ourselves and for members through a single platform. We have the opportunity to build state-of-the-art solutions for clients around flexible account structures.

We’ve seen in the marketplace in recent times increasing concern from investors about having their assets secure when they’re posted in clearinghouses, and we’ll be able to make sure that we can have all of the optionalities there at the clients want. And, finally, we’ll be able to cease the payment that Mike talked about earlier that we’re making today to LCH Clearnet Ltd. In London and increase the revenue capture, revenues that currently are going to other entities rather than ourselves.

And finally on this slide, I mentioned already the margin savings. We’ve done a conservative assessment of what we believe we can save our clients. And as you can see on here, what currently is a EUR14 billion aggregate number of initial margins spread across our London derivatives clearing and our continental European derivatives clearing. You can see here that we’ve done a simulation that would demonstrate, as a minimum, there would be a EUR1.3 billion savings against that aggregate number. So a very significant saving for clients, 10% of the overall total.

This slide just gives you a very high level overview of our plan. Essentially, the investments in our universal clearing platform continue. They’ve been ongoing for the last year and a half already. We will have the regulatory filings which we will perform through the next year, with a go-live in June ‘13. That’s our target go-live date.

And the bottom line here shows you the sequencing of the project, where the rest of 2012 will be the major internal build phase, with all the testing with the clients and the vendors next year, with a go-live in June. And then we’ll have the preparation for the rest of next year through to the beginning of ‘14, when we’ll be able to consolidate the continental derivatives and the UK derivatives together.

So, just a final slide here for me on what this means from a financial point of view. Mike’s explained already it is a very significant project in terms of bringing in new technologies around those elements that are currently performed by LCH Clearnet for us. So there’s an $85 million spend, of which we anticipate 70% of that will be capitalized.

The payback is short term because we have a very significant payment, annual payment we make to LCH Clearnet Ltd., you can see here. It’s around — or towards $50 million per annum. There will be additional costs for running these new elements that we currently outsource. But we estimate that to be around $20 million, so the net saving is $30 million per annum to the Company. And that’s going straight to the bottom line.

And the revenue streams we talked about currently are — although we insourced our London derivatives clearing in 2009, this gives us a chance to insource our continental derivatives clearing as well, and lead us into new areas of business with OTC.

So, on that note, I’ll hand over to Finbarr Hutcheson, who is our head of OTC.

Finbarr Hutcheson: Thank you, Mark. Okay, so, first off, a little bit of context on the OTC side. I think we’ve all heard lots about it in the press in the last four years since the events of 2008. But just to level set here amongst us a little bit, we’re seeing a huge scope of changes being brought in by regulators, by politicians, governments across the globe. The impact of all of those changes is still considerably, I guess, unknown.

There are some things that we can predict fairly confidently, but there’s many, many actors that are looking to shape how the landscape’s going to look going forward. There’s the market infrastructures themselves. There’s the — all the end investors, be it hedge funds, asset managers, insurance companies, pension funds, all with a different scope — or a different perspective on what they would like the landscape to look like. So we can’t predict, as I said, with certainty how this is all going to look.

But in order to position ourselves best, as we kind of move forward, we’re pursuing a strategy along a couple of different lines, fundamentally. So we’re looking at entering into strategic partnerships with other OTC participants, be they on various different aspects of the market. Project Trinity has already been mentioned a couple of times so far today. I’ll give you a little bit more information about that in a minute or two.

In addition to those partnerships, we’re also, as Mark has just discussed, building in OTC capability in our new clearinghouse. So as we see opportunities going forward, we can move quickly to exploit those opportunities. And it’s all now really in the coming 12, 18 months of positioning ourselves and building out that capacity and functionality. Obviously, as we said earlier, unlocking the power of the community, the big theme within the organization.

We bring a number of different assets here. We’ve kind of put them there on the left-hand side. We bring a number of different assets to the table. We’re looking to use those assets as much as we possibly can. We have significant positions, significant markets, already there. We want to use those as best we can to kind of position ourselves with — in the OTC space.

So, moving on, capital. A lot of discussion around about capital. Again, it’s building this new functionality, new offering, with the most capital efficient structure available, if you like. Certainly a benefit to us of coming and building a CCP at this stage is the fact that we can do a lot of that stuff new. We’re not using very archaic and outdated technology.

We’ve got the opportunity now to do it freshly and very cleanly in a structure that works, if you like, works very well, knowing what we know now. But we don’t know exactly how the whole landscape will look, but we can make some fairly good predictions. And finally on that, clients, end users, intermediaries, everybody very, very focused on the asset protection. Again, we think we can deliver a really good quality product in that area.

So, now, in terms of how we will focus and where we will direct our energies, if you like, at an asset class level, I think most of you are very familiar with the distribution of asset classes in the OTC trading. We are in the short and the medium term looking mostly at interest rates and equities. We have a strong franchise in interest rate derivatives.

So, we’re looking to leverage that as much as possible. again, certainly what we have with NYPC and NYSE Liffe US is feeding a lot into the Project Trinity initiative, and that’s going to position us well there.

Likewise on the equity side, we have huge distribution. We have, Garry mentioned it earlier, the Bclear franchise as well. So we’ve got some strong assets that we can bring to bear there and look to insert ourselves into both the OTC rates and OTC equity space.

Okay, so Project Trinity. We announced a couple of months back — or, sorry, a couple of weeks, rather, Project Trinity. You’re all familiar with NYSE Liffe US and what we already offer there through NYPC. So we kind of expanded it, if you like, the graphic out a little bit here to show what we’re working on with SwapClear. Put them in the bottom left-hand corner.

So we’re looking really here, it’s a North American US dollar offering only at this point in time. That’s what the scope of the MOU that we signed is. But we’re looking to bring together the futures, options, repos, repo futures, bonds and with this project interest rate swaps on dollars, all into the same portfolio margining offering.

So, as I said, it’s been mentioned a couple of times already, capital becoming hugely constrained going forward. We can all predict that. That’s one of the certainties, I think, that we can kind of predict going forward. This sort of solution brings together what we already have with some sensible strategic partners to deliver real value out there to the end investors. And indeed, intermediaries.

We have some details there on the left of the slide about how exactly it’s structured. I think you’re all very familiar with it. But certainly a very encouraging aspect of this was when we went to talk to regulators about it, to date they’ve been generally very, very encouraging and open-minded in helping us bring this to market. Plan at the moment is first half of 2013 for this to go live.

Okay, final slide, then, just on the OTC roadmap, which is really just a summary of how we’re going to approach this. So, we’ve had this shakeup for the last four years. We’ve had all the various participants in the markets, regulators, central banks, buy-side, sell-side, global banks, regional banks, all trying to shape the outcome. We can’t entirely kind of predict, as I said, how it will do — how it will pan out.

Some of the things we think we can be pretty confident about are the new entrants that will come into the market. We haven’t seen all of them yet, by any stretch of the imagination. But the whole fundamental implementation of clearing and the separation of the ongoing credit risk from the price making functionality, that is going to allow for new entrants, new opportunities. We again have to position ourselves to exploit those opportunities and respond to the market as the opportunities present.

On the trading side, four years now we’ve had discussion about OTC derivatives clearing. We’ve had very little discussion, really, about trading. We’ve had the acronyms of SEFs and OTFs. We’ve had lots of people putting forward that they will apply to be SEFs, they’ll apply to be OTFs. As Duncan mentioned earlier, we’re going to see every sell-side institution have their own SEF or OTF.

We can’t say with great certainty, although I think there’s going to be in the short term quite a lot of SEFs and OTFs, but we’re going to see more and more innovation as the products start clearing and we see people turning their focus more to the trading engines and trading kind of venues, if you like. So, again, position ourselves there.

And, finally, as I said, we said a few times now, that the capital constraints, we need to — we’re going to see a desire to concentrate positions, a desire to get the most capitally efficient structure. Again, we’ve made some significant moves forward with Project Trinity. But we need to do that elsewhere around the globe in different regions, different jurisdictions.

So, 2012 very much about continuing to work on strategic partnerships. We can’t really discuss any others that we’re working on at the moment. But certainly we are working to position ourselves better and have more of those partnerships going forward. And, finally, then, in 2013 and beyond that, as I said, we should have a fully functioning clearinghouse, fast response time, fast time to market with new product, and available to exploit opportunities as they present themselves going forward.

And that’s it from me, so I’ll hand over to Tom Callahan, who will discuss NYSE Liffe US.

Tom Callahan: Afternoon, everybody. I’m Tom Callahan. I’m the CEO of NYSE Liffe US, which is the US futures exchange of NYSE Euronext. I’m going to tell you a little bit about the things we have planned to continue what I think was a remarkable year in 2011 in terms of growth and initial uptake of our platform.

Really, the theme that underpins everything we do at Liffe US is based on the first bullet point there, expanding capital efficiencies. We built this platform on the theory that unique capital efficiencies will attract liquidity. We set off on a mission that a lot of the people in the market would have told us two or three years ago was just simply impossible, which was competing against the CME, which all of you know is probably the most well defended monopoly in any industry.

I think we’ve made great, great strides, and I’m going to tell you a little bit about some of them in this presentation, largely I think because of that first point, that the idea of capital efficiency is critical going forward is a bet we made in 2009. So fast-forward now to 2011 and 2012. In practice, I think a lot of these ideas are really getting great uptake in the market.

People think of us as the exchange that’s attacking the CME and their core products of treasuries in Eurodollars. And we’re absolutely doing that. But we’re doing a lot of innovative things as well outside of just treasuries in Eurodollars. So, I’m going to tell you a little bit about some of those plans we have for 2012 and also some of the service innovations specific to NYPC.

A recap of 2011. Of course, we launched NYPC and that alone, launching that platform, was a huge win for us. It was a brutal 18-month regulatory approval process, so just getting live into market without any operational glitches in March of last year was really, for us, a huge achievement. You’re going to hear me talk a lot about MSCI, which is our equity index business. As I said, we’re doing more than just interest rates at Liffe US.

And it’s one of the great growth stories for our exchange and we did a migration of open interest, which you all may be more familiar with when the Russell migrated from CME to ICE a few years ago. The MSCI migration was a smaller version of that and we did that successfully last year.

We’ve got about 15 NYPC members. We launched — we added a bunch of new ones last year. we actually lost one, MF Global, which was a real test for our new clearinghouse, and came out of it extremely well. We got to 1 million, lots of open interest across the platform. And then, very rewardingly, were named Risk Magazine’s Exchange of the Year last year, and CME had won it the year before. So, there was kind of a nice psychic victory for us there.

I’m going to talk about MSCI first because I’m sure most of you are more focused on Liffe US’s interest rate mission. But this is, for us, for the very simple fact that it’s the fastest growing product in our exchange and because it’s a licensed product, i.e. we are the only exchange in the US that has an MSCI license right now, we’re able to price it at a premium versus our other products where the rate per contract is higher.

The top chart shows, and this comes from the CFTC’s Commitment of Trader report, just the growth in institutional open interest. So this isn’t a product that just a bunch of algos trade with each other. It’s got tremendous institutional following.

And below the lower chart is the aggregate open interest across the platform. We migrated this — these products from CME in June of last year. The open interest in volume has actually more than doubled since then. MSCI was — when we first launched this platform, we went around and we talked to customers before we had done anything and we said what’s the one thing we could deliver to you that would be of value. Everyone said liquid MSCI futures.

MSCI is the world’s largest index provider. They’ve got $14 trillion that follow their indices. And their futures, their EM and their EAFE contract over at CME. were trading about 2,000 contracts a day. So, customers ask for this. And really, since we had the migration, these products have exploded. We’ve innovated with some new order types, something called the block at index close, where probably this week or next is going to cross a billion notional in trades that have been executed against that order type.

So this is one of the great growth stories of our exchange, completely away and separate from just the interest rate line that many, many people have been focused on. But at these growth rates, this is going to be a very, very profitable part of our business, hopefully, in 2012 and certainly growing into 2013.

Interest rate futures on Liffe US. We launched in march of last year, we got to 10% market share versus the CME in Eurodollars, which is our fastest growing and our most solid market. Eurodollar average daily volumes are about 60,000 a day, about 3.3% market share. We always knew that our open interest would be growing faster than our volume, again, because NYPC is our big bet, that capital efficiency will attract liquidity.

So the bet was always people would move open interest to NYPC. That would form the core of the capital efficiency, and then volumes would follow. And so it’s playing out pretty much as we expected and we’ve got a lot of initiatives that I’ll tell you about in a minute that we think are going to get the ADVs up and going as well. So the best thing that I can do when I go see clients is I just invite them to pull up our Eurodollar market versus the CME Eurodollar market on Bloomberg.

And if you look at them side-by-side, it’s pretty easy to do, CME’s ticker symbol is EDA commodity, CT; ours, LEDA commodity CT, look at them side-by-side. Our markets are pretty comparable. And for me, as I go see clients, that’s probably the most powerful sales tool that I have.

I talked about some of the innovative things that we’re doing. And of all the announcements that we’ve made since we launched this platform, this one, the DTCC repo index futures, are far and away the most well received announcement that we’ve made, the most excitement that we’re getting back from customers.

What we have done is secured an exclusive license from DTCC against their general collateral financing, their GC repo index. It covers three different asset classes, treasuries, agencies and agency mortgage backs. These are simply massive markets, something like 400 billion a day in underlying volume. And previously there had never been futures that have traded on this index because the index is only about a year and a half old.

When we first started talking to them about this product, which was last year, I kind of thought this would be niche product, very focused on the repo trading community. It turns out a few things have happened since then that I think give this product massive potential for 2012 and 2013. And it says on the slide we’re anticipating launching this in July.

The first thing that’s happened is the LIBOR scandal. People are looking for alternatives to LIBOR. Second thing that happened was the fed funds market basically broke after the FDIC put a 12 basis point tax on fed funds transactions. So volumes in fed funds have collapsed. So the two things that market participants would usually look at in terms of a short term benchmark, fed funds and LIBOR, are both in their own way broken right now.

So GCF is an index that’s based on actual live, cleared, collateralized trades at DTCC. The market needs a new benchmark and we think that this could be it. And that’s why we’ve had such an incredible positive response from so many different constituents within the market, not just the repo — not just the repo desks, but trading firms, asset managers, insurance companies, all looking for a new short term benchmark. So it’ll launch in July, and I’d say watch this space. This could be a great product for us.

Finbarr talked about Trinity, so won’t go into that other than just to reiterate that, A, it’s an absolutely critical initiative for us. I think it gets us closer to that Holy Grail of cash futures swaps all in one margin environment. There’s no other clearinghouse in the world that has the ability to pull all of those together.

And we just announced this morning that we hired a new CEO for NYPC. You’re all probably aware that Walt Lukken, our previous CEO, joined the FIA as their president, and so he left us about a month ago.

Sandy Broderick is going to be joining us as the new CEO. He’s moving from SocGen in London. He’s got a fabulous background in risk, technology, clearing, trading. He’s also the outgoing chairman of the SwapClear board, the OTCDerivNet board, which is the board that runs SwapClear. So kind of the tailor made background to make sure that Trinity comes to fruition. So, we’re super excited about that.

The next big initiative that NYPC is customer portfolio margining. Some of you are probably aware that when we launched the platform last year, the portfolio of margining benefits of bringing cash and futures together for that single margin call were only available to house positions, essentially the big banks and broker dealers that are the FICC members.

We have a program that currently is under SEC review. We’re very optimistic that we’re going to have approval to launch that in June that is going to significantly expand the eligibility for the NYPC single pot to customers. Not all customers. Asset managers won’t be eligible. But for any trading firm, small/medium sized hedge fund, this is really tailor made for them. And we think there’s going to be huge uptake and it’s going to significantly expand the users of both NYPC and NYSE Liffe US interest rate futures products.

So, with that, I’ll hand it over to Steve Crutchfield and he’ll tell you about the NYSE Amex options business. Thank you.

Steve Crutchfield: All right, good afternoon. So, thanks, Tom, again. I’m Steve Crutchfield. I head up the NYSE Amex options business.

Today I’ll be speaking about both of our options businesses, NYSE Amex as well as NYSE Arca options. I’ll talk a little bit about the business overall, the growth we’ve seen over the last couple of years, how we’re partnering with clients on the NYSE Amex option side to further that growth, our views on the competitive landscape here in 2012, and how we’re planning on capitalizing on some of the opportunities that we do see in the options space here in the US.

So, as a reminder, at NYSE Euronext we have a compelling dual options offering between Amex and Arca options. And as this chart shows, we’ve seen steady growth over the past couple of years, really particularly led by the Amex market, where, as Duncan mentioned this morning, we had market share south of 6% a couple of years ago prior to the — or just shortly after the takeover by NYSE Euronext of the American Stock Exchange, which has now grown to just 15.1% market share last month as an indication of where we’ve been over the last couple of quarters.

That’s really been driven by a couple of things. One is integration into the NYSE Euronext community, moving on to the universal trading platform technology which is shared now by a number of NYX exchanges, the closing of the Amex options joint venture, which was completed June 29th of 2011, and some of the benefits that have accrued to us from creating that structure in conjunction with our partners.

And a number of the new product and service offerings that we bought to market over the last year or so, growth on a complex order book and a number of other things that I’ll touch on in just a couple of minutes.

This growth combined made us the number one exchange group trading options in the US in Q4 of 2011 and also on a full year basis after adjusting for some of the very large somewhat distortive ex-dividend trades, as they’re called, which some exchanges do effectively without charging for them.

A key part of our messaging here on this slide is this notion, the top bullet on the right, of write to one, route to both. So we’ve got a single technology platform driving both options markets, also very similar if not almost identical to the platform powering some of our other markets. Again, the universal trading platform.

But between the options markets it’s really an identical platform. And what that means is that it’s very, very straightforward for a client who’s attracted by one aspect of our dual offering to with great ease move onboard and start trading the other. And that’s something that’s been very positively received by clients since Amex was brought over to the same platform as Arca options a couple of years ago.

So, again, complementary market structures between Arca and Amex. Just to speak about that for a moment. The Arca model provides liquidity provider rebates, as well as time priority, which encourages participants to set price aggressively and get those tight markets with attractive prices up onto the screens for dissemination.

The Amex model has customer priority model which allows customers to trade for free, that attracts this very attractive retail flow, which other participants like to trade with, to the Amex exchange. In addition, we have pro rata allocation, which means if you want to trade more, you have to show more size in advance of that trade. Together, those two things combine to make the Amex a source for deep liquidity for trading larger orders.

But beyond that, the offering, again, is really very consistent between the two market centers. We have very strong market leading technology with acknowledgement times in the microsecond level at the 99th percentile, which we’re very pleased with. We have two trading floors, one for both market centers, which still continue to do very strong business. In fact, open outcry volume on the Amex exchange up about 10% year-over-year, between 10% and 11%. And we have sophisticated risk controls which we’re working on enhancing this year, which I’ll come back to in just a moment.

So let me talk about the partnership model on the Amex side. Really, creating this partnership has been the cornerstone of our efforts with NYSE Amex options over the past couple of years. The timing is highlighted here. September of 2009 we agreed in principle to establish the partnership. The joint venture was closed June 29th 2011.

It took quite some time to get through the regulatory process, but certainly very, very pleased with the results. Current partners identified on the slide. And really, there’ve been a couple of key benefits to the structure, which will be carrying forward for us across — really across both of our options markets in a way I’ll talk about in a moment.

First of all, the partnership structure encourages close collaboration on new products, joint marketing ventures, other opportunities where, because of the stake that the partner firms have in the business, they’re encouraged to work with us and us with them to bring more order flow to the exchange.

Secondly, the structure gives the partners, through the board that we put in place, a seat at the table both literally and figuratively in designing exchange mechanisms, pricing, rules and so forth that allow us, as the exchange, to better serve their customers, the institutional investors, and ultimately the investing public, whose order flow we’re competing with all the other exchanges in the space.

Finally, it creates a natural incentive to break ties when it comes to routing. When multiple exchanges are displaying the same price, our partner firms clearly have an incentive to bring that business to us rather than send it somewhere else. And when we bring a new technology offering to the table, there’s always delay while each firm has to write to and support that new technology.

Because of the partnership structure, all else being equal, our partner firms have an incentive to make it a priority to write to our mechanism. And so we get traction on some of our new offerings a little bit more quickly than would otherwise be the case. And as I was alluding to a moment ago, this doesn’t really just benefit the Amex. Again, because of the fact that we’ve got a shared platform between Amex and Arca options, and also because of the shared internal relationships we have with our colleagues at many of the other transactional groups here at NYSE Euronext.

Bringing those clients in the door and also the very strong knock-on effects from non-partner firms who see that very attractive flow coming into our options exchanges, it gives other participants an incentive to strengthen their relationships with the firm, easily add connectivity to the Arca exchange because the partnership model attracts them to the Amex exchange, and lead to much of the growth between Amex and Arca that you saw on the previous slide.

So, finally, let me just speak for a moment about growth drivers that we see going forward and really where do we go from here. So options volumes have outpaced equities volumes pretty consistently over the last couple of years, up about 25% compound growth rate or so over the last five years. Options volumes off a little bit this year, although, again, outpacing volumes on the equity side.

A couple of reasons for this, but the primary one, and really our big focus, is there’s still a substantial greenfield out there of potential options investors who are not yet using the options product to the extent that they could and we believe that they should be. A lot of ongoing educational efforts industry-wide through the Options Industry Council and other bodies to really continue to build awareness of the product among the buy-side, among the institutional investors who are permitted by charter to use the options product, but in many cases historically have not.

And so that’s a great opportunity for us at the industry as a whole and certainly a major focus for us through our options exchange efforts at NYSE Euronext. So a couple of our specific plans and drivers for growth within that larger context, we do have plans in place to continue to capitalize on some of the opportunities that I’ve highlighted on this slide. One, launching an electronic auctions mechanism for outright that is single legged as well as multi legged or spread orders.

This is a great opportunity for us and really our key focus in 2012. It’s an area where we simply don’t have an offering right now. So this gives us ac chance to compete for a substantial slice of the business where to date we’ve not been — we’ve not been a player. And pending regulatory approval, we certainly look forward to bringing this mechanism on line later this year.

Secondly, completing the staged rollout of our complex order book. This was a big growth initiative for us last year. Really, at the beginning of 2011 we were effectively not a player in complex or spread executions and options. Our participation there grew very strongly, to the point where something like 4% of our business to as much as 6% of our business in certain months is in these electronic spread executions.

We’ve got some additional room to grow there by completing the functionality of our complex order offering, adding functionality like cancel replace orders, good till cancel orders and other mechanisms — other order types to flesh out that mechanism, which is really going to give us a nice piece of a growing area of the options industry overall.

Automated risk management, as I mentioned, we’ve got an automated risk offering in place today. We’re working on enhancing that. And really stronger risk mechanisms for exchanges has been an increasing focus of the market over the last year or so. Improving our risk management system will allow our market participants to quote in larger size, which, again, attracts more flow to the exchange. We often say that our best advertising is those tight and large quotes that are on the screen.

Increasing focus on new products through collaboration with the partner firms is something we’re looking at very closely on the Amex side. New product development is often described as throwing spaghetti at the wall and seeing what sticks. It’s very challenging. It’s difficult to predict what’s going to be successful. But the partnership model give us a unique perspective on what the member firms are looking to accomplish through new product innovation.

And again, also gives them an incentive to want to work with us to ensure that when we do bring something to the table they’re able to participate. So we’re going to be looking very closely at that in the coming months and hope to have some interesting announcements there later this year as well.

And, finally, progress with targeted volume based pricing while always optimizing the tradeoff, of course, between revenue capture and market share. As Duncan mentioned, I think, on one of this slides this morning, the growth we’ve had on Amex options has come without meaningful price reductions. In fact, we increased prices that are assessed to many of our participants the 1st of March.

But we are always looking at making sure that our larger participants do have the right incentive to bring additional volume to the exchange. And so, that’s something we’re looking at and particularly on the Arca side in conjunction with synergies between the options and the equity sides of the market.

So, really, that’s a quick overview of what we’re looking at in terms of continuing to grow the options business this year. And with that, I’ll hand it off to Garry, who will summarize some of the overall takeaways for the derivatives business as a whole. Thanks.

Garry Jones: Well, I hope you’ll agree that we have — they keep moving the mike because everyone (inaudible). Tom Callahan comes up here, I’ve got to pull the mike down about six inches. So, thanks, Tom.

I hope you feel that we have a deep bench of people in these markets. I hope for these presentations we kind of gave that impression. Let’s just recap. I mean, we have two options exchanges in the States, so a combined market share of 27%, based on the same technology. That technology is based on our UTP. It’s actually the cornerstone of the UTP system. It is one of the fastest systems, the most reliable systems in the industry.

That’s the kernel, if you like, of the systems we’ve now released in other markets around the world. So a core underlying technology where we compete with nine — or actually there’s ten total exchanges in US options spaces. We have two of the best, and their combined market share is 27%. And when you look at the levers that they can pull, obviously pricing is one, order type, technology, market structure, et cetera. Very competitive in what is an ultra competitive market.

And also in the States, a US market, NYSE Liffe US with partners. Trying to take on the CME, making quite a bit of progress, long way to go. Let’s not kid ourselves, a lot could happen. But being innovative, looking at different solutions, looking at the regulations, looking at the way the wind is blowing and structuring our clearing initiatives around the way we think that’s going.

And we look on a global basis, the core Liffe exchange, good deal last year, lots of growth initiatives coming up. The gap, if you like, in that portfolio on the clearing side, I think you’ll agree we’re addressing pretty directly, unequivocally, making decisions quickly. I mean we announced our clearing review literally about a month after we knew that the merger wasn’t going to happen. So as soon as that — we had things going on in the background.

We’re not on plan B, we’re on a plan we had all along. We’re just now enhancing some aspects of that. I think we’re looking forward to things going forward. And then of course the underlying technology, the underlying businesses, then looking at what opportunities are in the OTC market as EMIR, MiFID, MiFIR in Europe, Dodd-Frank, and the Volker Rule or other changes in the States come together, trying to stay on top of that, utilizing our government affairs and public efforts across the Company to utilize that, both for our cash markets and our derivatives markets. So, pretty good shape, lots of upside, and I think in the next year or so you’ll see a lot of the benefits.

So, if we look at the key market now, first of all, product growth initiatives, we announced today to the core markets that we were launching the CFD market. I went into some detail about why that was different and why we thought that had a little upside. Looking at listed products related to swaps, the single biggest OTC market is Swapnote. We’re looking at other indices and products around that.

We’re also looking at possibly getting into different kinds of spread markets and interest rates. We showed you our government bond markets there and how they had increases. And then we talked about GCF repo for NYSE Liffe US. We’re talking about customer clearing for NYPC. We talked about different order types and complex orders and auction mechanisms, et cetera, for our options markets. A lot of things happening in that space.

Then in Asia and the US, I mentioned already in Asia it’s a question of partnership in terms of the infrastructure. But as investors in that part of the world get more involved, and we can connect them quickly to access our markets, we’ll get the leading edge as the so-called closed markets begin to open. And obviously over time both China and India should provide some opportunities for us as well. And then in the US, really, it’s a question of getting US traders to trade other markets in our group and vice versa for Europe. And I think we’re uniquely positioned in that.

Clearing, significant revenue opportunities. And, of course, when you’ve got the clearinghouse, you then have the vertical structure. You’re going further down the value chain. That’s sticky. If you can make that happen, you can add on OTC products more easily than you could otherwise. And then look at the asset range that we can go for as well. So, again, a very important piece of that.

And then on top of that, OTC, as we say, we don’t know exactly how that will pan out. Clearly, as regulations change and markets change. But if you build the structure for everything else, essentially then you’ve built a translation layer and the funnel coming in to make that work.

So, 2014 is our deadline. As I say, we’re looking really on a two-year basis. We’re not trying to make short term decisions. We’re trying to build this franchise for the future. As Duncan has already said, this ties in with the other efficiencies and programs that we’re doing as a company.

So, thank you for listening to this sector. We’ve finished a little bit early, so I think you’ll be pleased about that. 15 minutes was supposed to be the break. I don’t know if you want to give them five minutes extra or you want to stick to 15? Okay, so, five — let’s say ten past three back in here. You’re getting longer than you deserve, so come back on time. Thank you.

(Break)

Larry Leibowitz: I know everyone is enjoying this groovy music, but if everyone start their way — make their way back in and sit down we can get going again. Great. So, welcome back. Maybe if we hit our cost target, Duncan will spring for pockets for my shirt.

All right. So we are here to talk about the cash business. You’re going to hear today from Scott Cutler who runs our Listing franchise. You’re going to hear from Roland Bellegarde who runs our European Cash business and Joe Mecane who runs the US Execution, and he and Scott really partner up to run the whole US business.

Overview — there we go. All right, lots of slides. Good. So even though the US cash business or the global cash business is a slower-growth business and we all have talked about it, it’s really important for a lot of reasons.

One, it’s clearly important to our brand, particularly on the listing side. Second of all, it does still account for a large chunk of our revenues and it’s important to keep that healthy, and a lot of those are recurring revenues, particularly on the listing side. It also provides — helps provide the scale and it helps pay the cost of the factors here, and it provides opportunities for us to sell other adjacent businesses like, technology, et cetera and we are going to see that in just a minute.

As Duncan alluded before, the listing franchise has really gone through a turnaround over the last few years and it’s probably in better shape, overall, than it’s ever been. We’ve seen margins continue to go up, and our $250 million cost effort is aimed at partly — at continuing to improve that.

Now, over the last few years we’ve seen hyper-competition in the US in particular, but also in Europe with two of the venues openly discussing IPOing and one almost IPOing.

You know, we would expect to see some of those guys trying to increase their margins and in fact, over the last year, both of those guys have done things that they castigated NASDAQ and New York for in terms of raising prices, and we would expect that will to continue to happen if the trend continues where those guys are going to look for some sort of exit.

The counter to that is, when volumes are low, people are going to fight a bit more for that volume, and so we are seeing a little bit of an uptick in aggressiveness in pricing recently. We know it’s a regulatory environment we are in is challenging; both Roland and Joe are going to talk about that a little bit, and Scott is going to talk to you a lot more about investing in the issuer services business.

This is the same chart you’re seeing for all the other things that we’ve done. Almost a third of the world’s trading occurs on our US and EU cash platforms, that’s an amazing scale; 4,500 customers allow us an awful lot of entries into other businesses including technology.

This is the Wheel of Fortune. We are going to talk about issuer services here, we are going to talk cross-market innovation and other things that we are doing in the cash businesses to bring some differentiation.

All right. Leadership in the global markets. This is — these are thing you’ve probably seen before, we are just trying to give you a feeling for the scale of the business. NYSE Euronext is the world’s largest cash equities marketplace, 30% of the total exchange, market cap worldwide, roughly one-third of the world’s equities volume occur under the exchanges, and a very large number of listing customers by market cap, not really as large cap focused as most people think as you see from the bottom-right chart.

The interesting thing there is we spent an awful lot of time on the low cap part of this spectrum recently, you probably saw our involvement with the JOBS Act, and some of the other things that are going on to try to help SMEs and mid-caps get access to the public markets probably because of their tie to job growth.

In terms of market cap, this is the thing that we show you very often; NYSE alone, larger that the next three biggest exchanges combined, add Euronext in there, quite dominant in terms of market cap of listings.

In terms of IPOs, we gained our number one spot last year, interesting as usual, four to six — four out of the top six exchanges are Asian. On the right-hand side you see that both in terms of proceeds and number of deals we were first in the US last year, and each of the years before that.

In terms of Europe, the interesting there is much more of a barbell market, where you see 47% of the market is what we would call small cap. Now that’s different than the characteristics than we have in the US business. If you look at NASDAQ’s business in the US, it’s kind of more like that. We also have a very strong Index business in Europe, and lots of interesting opportunities there.

We’ve also seen an awakening of the IPO climate with listings climate in Europe, and as we saw that happening in the US over the last two years, and Scott is going to talk about that, it’s only been in the last year or few months where we started to see some activity in Europe both in terms of companies listing in Europe, and European companies interested in listing in the US. Right? We have a good pipeline there.

In terms of competition in Europe we see — as you see there, this is — the top blue line, that’s a result of the Chi-X BATS merger. Sooner or later those guys are going to need to make money. As of right now they are not making money in Europe, and that has put an artificial pressure, in terms of margins, everywhere, but it will be interesting to see how it plays out in the future.

So MTFs will be facing increasing pressure to become profitable. We see an opportunity as MiFID II comes out in terms of leveling the playing field with MTFs in terms of regulatory responsibilities, responsibilities on their on technology, increased transparency extended to more assets; the emergence of the consolidated tape for post-trade data under out commercial model; meaning, putting together not only the exchanges in MTF, but also what’s happening off-exchange.

There has been some talk about regulation of HFTs, but we don’t expect MiFID II to really occur for quite a few years. This is a long process. Lots going on in the post-trade arena, and of course there’s FTT which at this point, despite lots of chatter, looks like it’s going to be a long shot for, certainly, across Europe, and even most countries are going to have a hard getting an FTT implemented.

Right now we are going to turn this over to Scott, and Scott is going to talk about the listings business both in terms of the franchise and in terms of adjacencies in growth opportunity.

So, Scott?

Scott Cutler: Thanks, Larry. I’m really here to talk about the strength that we see in the Listings business and our business is pretty simple as two aspects. It’s really, maintaining the listed companies that are here and attracting new companies to our marketplace. What’s interesting, I think as you look at this revenue stream, it’s grown from 12% to 15% of the overall business since 2009.

We’ve had almost 10% growth in the revenue stream since 2009, and it’s — as Duncan talked a lot about community, there is no comparable global community among our industry that compares to what we have here at NYSE Euronext. And so, as we think about think this community platform which is really leading companies, leading leaders from companies around the world, we still think there’s a significant opportunity to add value to that community by introducing more opportunities to service those clients.

When we look at the combined market capitalization of all of these companies, it is the largest economy in the world. We have a leadership position across every major market sector, and we have many of the world’s leading brands listed among our community. As we see here, it’s 90% of the Dow, 80% S&P 500 and seven of the ten top globally-admired brands.

And, more importantly, I think, when we look at competing for new listings, we actually provide lots of opportunities to integrate our new clients into this community. And so, when we look things like the big startup that we launched last week, it’s really finding ways to leverage this community for the benefit of those companies that want to do business with that network.

And so, when we look at the relationships that we were able to foster with companies like LinkedIn and Yelp, and which are all building their own communities. The opportunity to be a partner with us and leverage the strength that we have, it seems to be a very high value proposition.

For us, we are pretty optimistic that we are actually at the beginning of another multi-year growth phase within the capital-raising process. It starts with actually what we see as an improving global macro economic conditions, both here in the US as well as a lot of the merging markets in the world. And as we look at, particularly in the IPO market, where we’ve seen in the last six months, certainly, a significant reduction in volatility against the backdrop of solid business fundamentals, have meant that the window for IPOs is wide open.

When we look at the current pipeline of transactions that are coming to the market, I’ll talk about in a second, it is the largest pipeline of deals that we’ve seen in years. It’s across all industries; it’s coming from all regions. It’s certainly global in nature, something that we hadn’t seen in prior years.

As we look at the regulatory front, this is probably one of the few areas where regulation has actually been a little bit more favorable to us. On Thursday we expect President Obama to sign into law, the JOBS Act. For those that don’t know anything about it, this was a bipartisan proposal. One of the few things in Washington to get bipartisan support, but it creates an on-ramp for emerging-growth companies to come to the market with a lower cost hurdle than other companies.

We think that will be very favorable towards emerging companies from around the world, that are looking to come to the US because we still have the largest pool of liquidity, the deepest set of investors of any market in the world.

What’s also interesting about that pipeline of companies is it truly is global in nature. When we look at the transactions that we’ve had so far this year, from Latin America, from Eastern Europe, we’ve seen a rebound in the market. We had our first IPO from China and we are starting to see the dam break in terms of new issuance coming from China which also leads to our optimism.

One of the other ways we also see new listings, is when our existing companies spin out or carve off existing businesses. And we have about 26 companies in the US that are looking at spin-off-type transactions, many of them are listed with the NYSE and so we see that as also a favorable trend for new listings for the US and for us going forward.

One of the areas that we’ve been focused on, and this has been a growth driver for us on the new listing front, has been our focus in emerging growth companies and in particular in the technology landscape. In the early 2000s, technology listings were less than 10% — we had less than 10% market share for this particular sector, in terms of IPOs. So far this year we have over 60% market penetration of technology companies that are coming to the market.

When we look at some of the more successful transactions this year, companies like; ExactTarget, Vocera, Yelp. All of these companies we characterize as technology companies. These are transactions that before didn’t either qualify to list with the NYSE, or probably more importantly, didn’t feel as though the community of the NYSE was valuable to them.

And so, as I talked about before, our opportunity to unlock the value of that community, particularly for these areas, has represented a great growth opportunity or us. And as we look at the average IPO size today, at around $75 million it’s important for us, and it has been important for us to focus on this key area as an opportunity for new growth. And I think, importantly for us, it’s also our ability to maintain the core aspects of a franchise in terms of companies that have qualified to list with the NYSE.

And so as you look at the pipeline of transactions, for example, eight or nine or the ten largest deals that are going to come to the market, traditionally, the home to the NYSE we’ve been able to maintain that core franchise.

In other areas we talk about the transfer business, I think it’s more a reflection on, just essentially the quality of the — of the franchise, but more importantly, it also is a reflection of the competition between the markets at least here in the US. It’s really one of the only markets of anywhere in the world where there is transfers between exchanges. This is more of a focus, I believe, on the brand than it is on the fundamental growth in the business itself.

Nevertheless, when we look at the last few years we’ve had a three to one win rate versus our competition in the US. Since 2000 we’ve had — we’ve just celebrated earlier this year our 200th company to transfer. And when we look at what’s gone the other way, we’ve had about 12 companies that have left the NYSE since 2010, but we’ve had nearly 36 come our way.

Last week we celebrated the largest transfer in history, which was Teva Pharmaceuticals, was a top 14 company on NASDAQ. We have another top 100 company that’s coming in the next few weeks, and I expect the number of transactions or transfers that we have this year will equal or exceed what we’ve done in prior years.

Larry talked a little bit about the competition we’ve seen, at least on the listing front. For us, and I think our clients as well, we look at listing venues as much more beyond simply a place where your stock trades. In this slide, while busy is really meant to explain the lots of different places where we provide value to our clients beyond just the trading community, but we look at things like the visibility and brands that come out of the floor, the opportunity to leverage the media outlets that are reporting live from the floor every single day.

We’ve been able to develop TV campaigns, marketing campaigns; companies use these facilities; our boardroom, or trading floor, for customer events, for product launches. We are leveraging this community in new ways along Twitter and Facebook and social media platforms that have been helpful to our community.

On the unique market model side, we are finding that the differentiation on our marketplace by having liquidity providers on the floor is still very important to our community. I was very pleased, last week when we had three IPO transaction-pricing on the same day, both Vocera and Annie’s, and our Regional Financial, it was nice to be down there and hearing roars from the crowd as we were pricing those three transactions on the same day.

The excitement that comes out of that listing day is still very palpable and different than any other marketplace in the world. We also support the marketplace from a compliance and regulations standpoint, and in terms of the services that we’ve rolled out to our listed companies, they’re broad indeed. Mostly designed to give information about what is happening, not only on our market, as well as every other market in the world in terms of how your stock is trading.

We still see significant growth opportunity building upon what we have started which is really expanding the types of services that we provide to our listed companies. And it really starts from the development of this, and maintenance of the strong core growth franchise continuing to add value-added services to this community, but we are also looking at different ways to leverage and enhance the types of services.

If you look at one of the partnerships that we announced just last year, was the receivables exchange which is providing a cash management platform to leverage receivable financings for our large cap issuers, and we’ve had that, it’s called the corporate receivables program, up and running for the last two quarters. We have two very large companies that are selling on the platform now, and as we look at our run rate at the end of the year we expect to be having a $2 billion yearly run rate of receivables running through the CRP Program in partnership with the receivables exchange.

In other opportunities like the big startups, we are going to continue to enhance the things that we are doing in leveraging that corporate community. And so as we see in that middle circle, the opportunities for us to be part of a broader value chain on the capital market services side, as well as providing and building upon the things that we are providing through corporate board member and board member services, and other areas where compliance and ethics is a long-term opportunity for us going forward.

Thank you. I turn the time over to Roland.

Roland Bellegarde: Thanks, Scott. Good afternoon. I’m going to talk about the European Cash, and I’m going to show you, basically; what are the two key objectives we are following and pursuing on the European cash.

There are two main objectives, the first one is to strengthen the core franchise, and the second is about diversifying our sources of revenues. So in terms of strengthening the core franchise, we are trying to do this by segmenting the pricing, which is a key element, and I’ll talk about that more in details later.

We are building liquidity programs to encourage liquidity in our order book, and we are basically establishing and investing in technology to keep up in terms of latency and to be still the most important venue to set up the EBBO on our own securities. I will give you numbers later on those elements.

The key important point in diversifying the flows, it’s about retail flows, uninformed flows, keeping those flows today on our market is a key element to retain the market share. In Europe we still have the retail flows and the domestic flows coming to the exchange. It’s an important element to keep there and we are trying to do all the efforts to keep in terms of bearing — it’s also an important part to enhance the core franchise.

We are going to renegotiate the contract with LCH Clearnet with two objectives. Having competitive prices so as to remain a key venue in terms of pricing for overall pricing which is competitively towards the other platforms. But equally, we are going to try to make government sides, to have the clearinghouse aligned in terms of strategy with us — as our trading strategy to develop across new products and new geographies.

So diversifying the source of revenues, the second pillar, is basically betting on the fact that MiFID II of the objective of increasing transparency, not only on the equities, also on the other asset classes, fixed income products as well as derivatives. But on the fixed income piece; very clear now that the European Commission wants to increase transparency, we are really far behind in terms of transparency on the fixed income products in Europe.

We don’t even have any post trade reporting, and we have built, in conjunction with market participants, a trading platform named NYSE BondMatch. And this platform is really a corporate bond platform trading 1,800 securities, both quite uniquely to buy-side, and this is something which is doable in European environments, and MTF, open to sell-side and buy-side. Thus, the platform for them where they can trade in a dis-intermediated way, the corporate bonds.

This platform was launched in July 2011, and it allows market participants to trade directly those volumes within themselves. We are equally building a Pan-European exchange traded product offer. The ETFs have been starting in now platforms in 2007, we are less than 200 ETFs traded and now we are almost at 600 ETFs traded.

An impressive growth of those products on our platforms, and we are trying now to penetrate the markets in terms of OTC. So, we are trying to offer services to capture the OTC trading on these exchange-traded products, by creating open architecture, distribution network and some block trading functionalities.

Warrants and certificates which are also quite active products in Europe, we are trying here also to capture the OTC trading, and by offering extended trading hours and by offering some kind of new order types from market participants to access our platforms.

Last, but not least, we are diversifying geographically, be it in Asia or in trying to have very specific business opportunities in countries like Spain or Italy, trying to be Pan-European on that side.

So let me know focus on two elements which are going to be components to explain why and how we will retain the market share, and we are betting on two elements — the market quality — and you will see here the graphs showing you the market quality we have versus the MTFs. And the second point would be the segmentation of the pricing.

In terms of market quality we have three graphs here. The first one showing you that in terms of available liquidity at the European best bids on offer. It means the best price available, the first limit on the order book. We have five times the average of traded size available on the best bits on offer — the displayed best bids on offer. It is more than twice the volumes displayed by the MTFs, which are only having the offer — the average of volume traded on their EBBO.

In terms of spreads, which is basically the price paid by an investor, we have better spreads than all the MTFs. And last, but not least, basically betting the EBBO is a component, if you want, to attract flow, and the numbers that we have are showing that in 52% of the times, we are uniquely setting the EBBO. More than 50% of the time in Europe, our platform is the unique one, having the best prices available on our securities.

At 77% of the times we are the best bid on offer with other platforms. As I said, these are the key elements, basically, in keeping market quality, and the market quality drives the market share. And we have seen this because anytime we have any latency issue it has a direct impact on the market share. Every time you improve the market quality you improve your market share.

The second very important point, as I said earlier, it’s segmentation of the pricing. Where does segmentation come from? It comes from the diversification of the flows that we have. We have started with having many diverse flows on our platforms. We have the institutional flow which basically is representing something like [60%] of the flows on our platforms, and there charge the average pricing we are charging for the equities.

We then also have retail flow which represents something like 6% of the flows. Those flows are very sticky, very hard to see retail customers from one country moving to alternative platforms. So we do have — we do charge them something like 1.7 times what we charge on average for the institutional flows.

We also have high frequency flows, liquidity provider flows, and those ones are very sensitive to pricing. So there, basically, those flows do represent something like 12% today, and they’re driving the market share in between the MTFs on all platforms. So they have a very competitive pricing, it is probably a pricing which is quite similar to the MTFs but only for 12% of our flows.

Last but not least, we have very important period during the day, where thanks, again, to the community, we have derivatives and we have cash and we have options, we have index, and we have option expiries and we have auctions during the day.

The auctions do represent something like 20% of the volumes traded. These are quite unique liquidity event during the day, and we do charge them 1.4 times the average fees we are charging for equities. So you can see that segmenting by each of the customers for the events that are happening during the day where we are uniquely positioned, we can charge more at certain times during the day, and less when you don’t — to attract liquidity providers.

These create, again, very important economics over the flows, allows you, through segmentation, market quality to keep market share. Our market share has been around 65% of the last year. Our market share went up to 80% and you have options expiring. So you could see that averages could be seen as an important element but still, generalized carefully there are elements allowing you to price decently, and allowing you to extract the maximum value out of your order book.

So, what should be the key takeaways? Macro environments remain volatile, thanks to Euro crisis. That is gradually stabilizing. Regulation will create opportunities and level the playing field with the competitors. Really, transparency is something we are pushing for, regulators are pushing for. And — Larry said it, he said the consolidated tape on a commercial basis is something we are ready to provide for that.

Third, we have a very diverse order book; we need to defend the order book. It enables segmenting pricing and it helps to keep the market share, as well as the superior market quality which allows us to have a priced premium compared to the MTFs.

Again, just needless reminder that you have a pricing which is ten times what the MTFs are charging — ten times, and this market share has not moved. So those are key elements, core franchise is stable, competitors who will come and they are increasing product pressure, and we are well positioned for growth opportunities, be it, ETFs, fixed-income products of Pan-European trading.

Again, a premium that every market participant is ready to pay because of the market quality and it allows us to keep this market share, our market quality — same data center also for cash and derivatives allowing immediate hedging are key components. So that’s where you’ll see the community premium playing a lot.

Finally, just — a part of this community also, as Scott mentioned, we have 25 of the top Euro stocks 50 issuers listed in our markets, but that’s also an important part — if you have very important issuers on your domestic market it makes it.

Thanks a lot. Joe?

Joe Mecane: Good afternoon. I’ll talk about three main topics today. First, the recent state of the US Cash Execution business; secondly, current market conditions and then I’ll go into some detail around some of our primary initiatives.

Without getting into a lot of detail on 2011, the end results for us was a 7% increase in trading revenue despite an 8% decline in average daily volume, as we were able to realize a significant increase in our net capture rates. Cash trading revenue stayed at 8% of NYSE net total revenue for both 2010 and 2011. A lot of our focus was and will continue to be around revenue maximization.

And what we mean by that; is optimizing the tradeoff between market share and revenue capture, and we do that through focusing on our unique aspects like our market maker programs, our market structures and our unique order types.

While pricing is a tool that we use to compete against other exchanges, it’s not an effective tool for competing with office exchange trading which is the theme I’ll come back in a little while. Similar to Roland’s point, pricing does continue to get more complicated in the US as exchanges target either specific behaviors or individual customer types and their pricing methodologies.

For 2012 our general focus will continue to be around market structure and innovation, infrastructure investment as we transition NYSE onto the universal trading platform and finish the trading for redesign. Optimizing our pricing and our market maker programs and also ensuring the continuation of our leading executing quality.

Some of the specific new initiatives which I’ll cover in more detail in a few minutes; include our retail liquidity provider program exchange trader products, and also NYSE Bonds. It’s also worth mentioning that the cash markets are an integral part of our community strategy.

Obviously much of the push for selling services falls onto the cash customers, and there’s also a significant overlap between the cash markets and the options markets, as those markets structures can continue to converge, and we are able to extract the synergy for both us and our customers as we optimize that.

As an example, there’s 91 firms that are customers on both; archi-equities and archi-options, those firms account for 75% of our equities volume and over 80% of our options volumes and almost all of those customers are collocated in Mahwah.

Briefly, moving on to the trading landscape; while market levels have performed well in 2012, unfortunately, that’s also occurred during a period of relatively low volume and volatility. Our volume levels are down about 15% from last year, and the lower volatility environment had increased to the level of off-exchange trading that’s happening.

Off-exchange trading has increased to about 34% of the market from 18% in early 2009, and while there’s been some discussion for regulatory changes to address that most of the effort over the last year or two and continuing through this year on the market structure side, are really focused on May 6-related follow-up items; like limit up/down, market-wide circuit breakers, sponsored access and consolidated audit trail.

At a business level, our main response for this growing trend is our retail liquidity provider program which I’ll go into in some more detail now. Our retail liquidity program which is still awaiting regulatory approval is significant in that’s it’s the first program that will allow an exchange to segment its customer types for execution purposes, and this program, it’s focused on retail.

Segmentation has been one of the main reasons behind the growth and off-exchange trading because liquidity providers are willing to make better markets and are more profitable when they have an idea who the counterparty to their trade is.

The basic mechanics of the program are that any NYSE member can put a quote inside the NBBO which is only accessible by firms that we’ve defined as retail. And as part of this program, we are also creating another liquidity-provider program called the retail liquidity provider who has an obligation to supply a certain amount of liquidity to the market for this program in exchange for enhanced economics.

What differentiates this program versus traditional internalization is the fact that anyone can submit liquidity into the program. Secondly, there’s greater transparency in competition around the program because there’s multiple liquidity providers who are competing at that price point, and we are also putting out public indicators whenever there is liquidity available.

And finally, because there’s an opportunity that also interacts with the NYSE book at the same time that you’re participating in the program. While we estimate that about 10% to 15% of the market is retail internalization, it’s difficult to predict how much will ultimately move to this program, but this is a significant initiative in terms of market structure evolution and what exchanges are allowed to do.

Moving onto exchange-traded products; exchange-traded products accounted for about 18% of our share volume last year and about 28% of our dollar volume. They’ll continue to be a primary, strategic area of focus for us in 2012. While ETF trading has declined along with overall volumes this year, we do believe the trends around passive investing and ETF investing for retail will continue, we do remain the dominant listing venue for exchange-traded products.

We’ve also built a one-stop product offering around that, which we view as a key growth area for us in providing index calculation services to issuers, allowing for index design, calculation, publications, dissemination of indexes. We continue to see a very robust issuance pipeline and we anticipate increasing levels of exchange-traded product issuance through the year.

Finally, I thought I’d mention our NYSE Bonds platform. NYSE Bonds are the only fully executable platform in the bonds space. Expansion into bonds is a key part of our community strategy, because we are able to, again, utilize our existing technology, we’ve incorporated similar liquidity provider programs, we’ve introduced make or take pricing, we have quoting obligations for participants. We listed about 6,600 products; we have a fairly robust level of liquidity and quoting.

A lot of our focus this year is on expanding our distribution capabilities. We recently announced a partnership with Bloomberg that enables participants to trade through Bloomberg Professional on to NYSE Bonds directly. And we are also optimistic about our potential expansion into municipal bonds later this year.

So while our cash markets are heavily influenced by market conditions, we are actively using the levers that we have at our disposal to outperform our peers and will remain focused on new initiatives as a way to further differentiate and diversify our product offerings.

And with that, I will turn it back to Larry.

Larry Leibowitz: Great. So, first after hearing from these gentlemen, I hope you have an appreciation for the fact that there’s a heightened requirement for people who run the cash listings business; but also the fact that the three gentlemen who run listings in the two cash venues are very strong.

We have a great bench in the cash business, and what that means is that we are very capable of defending our global brand in a very tough market, but also finding to innovate not only to defend but to expand into adjacencies.

The listing franchise has very strong momentum and that’s two-fold. One is the cyclical nature of the IPO market that we’ve got, as long as the economy stays the way it is, and the VIX stays the way it is, we’ve go to a very large backlog in the US in general, but second of all, thanks, in large part, to the changes that Scot and his group have made over the last five years. And we’ve done a really good job of defending our market share in our core strength areas, while growing into other segments like technology where NYSE was not strong before.

Addition to that, growing our revenue streams, particularly in the listings, into the diversification of listing issuer services, gives further opportunity for growth. You’re going to hear more from us in terms of clearing as we go forward. We expect that this — when you look at the company’s clearing initiatives, this will be far more straightforward from what we are seeing on the derivatives side because we don’t have to build something new.

what does this really mean? And we have to really caution about: well, these things take time, there’s big negotiations involved, and at times it’s not that the emotion is involved in some of the rhetoric around this, and we are — it’s our job to advocate properly for our full range of constituents and make sure that we get a good outcome that leads to better conditions.

So, without further ado, I’m going to turn this over to Dominique Cerutti, our President and Deputy CEO; and he’s going to talk about technologies.

Dominique Cerutti: Hello, everybody. So that last part, thank you very much for your attention. With Stanley Young, CEO of NYSE Technologies we are going to take you through our fourth segment with is, again, Information Services and Technology Solution.

So I’m going to — in the next 20 minutes, I’m going to take you through the strategy, what it means — how we execute where we are at this point of time, what is our ambition. Stanley will give you more color on metric and trends, administration of the key winds with clients, growth drivers and he will wrap up with the key takeaways.

Let me go directly in the strategy. You now recognize this chart that Larry called the Wheel of Fortune. For NYSE Technologies, it says two things, and I guess you’re pretty much aware.

First, overall, technology plays a key role for our group, it enables all of businesses, we apply technology across our market to create sustainable business advantage in all our business, but it’s also segment that we created two, three years ago, which existed through NYSE Technologies, and for doing that we didn’t create that exact group, we are leveraging many assets that we had or we are building.

The first one is our brand names, the second one, I’m not going to pinpoint all of those items, that is the attractiveness of the — our liquidity pools, our expertise in running cash and derivatives market, our expertise in regulation and getting things done in capital markets. It’s also the superior relationship we have with the sell-side. It’s also, as Duncan said this morning, the 1,500-plus buy-side connection that we have now with NYFIX and Metabit, I will tell you a little bit.

It’s also the infrastructure that we build efficiently over the years. First of all, our markets, now for our clients with data centers, state-of-the-art we have in Basildon and Mahwah our SFTI network which is second to none, and all that. So we are going to show you, with Stanley, how we put that in a clear business model, focusing on key things that we want to execute the best way possible, and where we are starting off, and the journey is exciting.

In this compass chart as well it just says that — it’s a simplification, but NYSE Technologies play a major role in our growth areas, of course. Like, investment and expected growth, we do not show you that. Simply put — but again, it’s a simplification, we are focusing on creating the new market infrastructure that is needed given the increasing, intact nature of capital market community, number one.

And number two, we are building capabilities and helping our clients to much — a new trend which is quite powerful, which is outsourcing rise and managed services rise. So we are building in that, we see that almost every day, so that we are doing. I’m going to give you color now.

First, again, because this segment is new, but you will remember for some, or many of you, that two years ago, in 2010 we already showed you that with less details — what is the market that we are addressing at the end? It is the IT spending in capital markets, what the firms spend in the capital market industry. It’s a $60 billion market opportunity overall.

As you can see that you can break down this market into 40 sub-segments. Again, it’s the simplification, we are not shooting for everything. We did, at the end of 2009 and beginning of 2010 a very detailed work to make sure that we would identify what we select, what we — what we do not select. So we are shooting for some parts of the big market, but it’s a significant and tangible part, it’s a $40 billion opportunity, cutting three main segments trading infra.

That includes connectivity space, compute, storage which is infrastructure and the market data. These four segments is a $32 billion. And as you can see, it offers significant growth and significant and — good margins. So that is the first big segments.

We are shooting as well for the front office segment with the analytics on the one hand and order management — we should say, rather, order routing which is more what we are focusing on in this segment. It’s a $6 billion opportunity. It’s a very competitive market actually the front office, but it provides the opportunity to play a key role in terms of connecting market participants, and playing an integrator role which we want to play to activate the community strategy.

And last, we, of course, compete and shoot for the market venue segment which is smaller, but for us, quite relevant. It is what we can do with our peers or other firms that want to establish a market. So, that’s our addressable market.

Now, again, simply put, who are the clients that’s our new segmentation? The main segments of clients are the broker-dealers, of course, that’s the biggest part of the $40 billion opportunity. You can see $24 billion out of the $40 billion. Here, we try just to enable what they do with co-location, connectivity, market data, both real time and historical, data administration services, and in an increasing way, manage services, probably they’re trading infrastructure. We will give you example of what we do.

Bottom left of the chart — side, market operator could be other venues but, also, as we said, firms that want to establish dark pools, MTFs, TCNs and so on. Again, we show you the successes that we got on that. That can be our exchange of technology or turnkey projects which we are doing more and more. On the bottom — top of the chart; systematic trader, that’s the high tech, so quantitative trading, advocacy trading, which we try to facilitate by co-location connectivity market data and infrastructure.

And last, of course, the buy-side and the institutional investor, which is a significant segment, worth billion as you can see, which we empower with offerings. So those are, simply put, the clients that we try to serve every day.

Now I’m not going to read this chart, but after spending this time in analyzing the market three years ago, building a business model, we are going to take you through that with Stanley. This is the vision, the mission and the execution that we have selected. I’m not going to read that in the interest of time.

A little bit of execution now. As I said, we stay focused on four main themes. Those are the themes. Stanley is going to illustrate what I’m telling you here. The first one is about building network. The second one is about building a service platform. The third one is about extending the data services that we have, and the fourth one is about attracting other market venues that complement our liquidity pools and make them even more attractive.

We are going to give you more color, but building out network is not the main the bulk of where we want to generate business and revenue. It is quite attractive, but it’s also the anchor, it is the way we connect market participants to market and we drive order flow or better flow to our business and markets. So, it’s quite important this kind of anchor in everything we do.

Building service platforms, again, we are going to show you what we mean by that, but it’s anticipating or matching the key trends that we see in our industry, which is the rise of outsourcing and managed services, and we’re investing a lot into that. And every day we are seeing that more and more that we are right in doing that.

Expanding data services is a big segment, $90 billion, so it’s about expanding what we are already doing with clients. And attracting other market venues, it’s about aggregation of liquidity venues in our liquidity pools that make them even more attractive in addition to the business that is generating for us.

You see the key assets, I’ve already touched that, and I’m going to repeat that we are leveraging to get it down, and you’ll see the key attributes that we try to protect and so far so good. We are global in doing that, we are neutral and open, otherwise it would not work. We cannot be seen as not being neutral. We’re, of course, innovative and we need to follow the value migrating for our clients, and sometime migrating faster than what we thought, but we’re following that. We need to be, of course, given our brand name trusted in secure, and above all, cost efficient, which is the key thing for the entire industry.

Now, so four themes of execution as I said, how do we do — before I do that. This chart is a fight. Actually, Stanley created the chart. He doesn’t want to comment on it. I’m going to try to do that for Stanley, which is a real challenge. Dealing apart, it’s simple.

What we do at NYSE Technologies is not only erudite diversification and margin diversification, it’s also working the community effect. Right? So, I’m going to try to repeat in a simple way what we try to achieve.

First, the backbone is the core instrument of getting that done. It is a way, as we said, with our two main base centers in Mahwah and Basildon, but also all the liquidity you have. So that is the bottom part of the chart. It is the way we’re connecting market participants or markets together through our safety network and our liquidity hubs around the globe. And we have now more than 1,600 potential market participants connected through these networks.

Now, the upper part of the side — of the slide looks complex, but it is not. Actually, it says that we have three kinds of constituents in our community. First, the core users, of course. Two the other venues that can be other exchanges or people creating dark pools or MTFs. And, three, the vendors that can add services and offerings in a neutral and open world.

Now this chart just say, you can enter the appropriate side with any point you want. If we attract more venues - right — we will increase the attractiveness you get for other users. Will we get more core users because more liquidity pools, and so on — it will increase the trading volumes. It will, again, increase the actual key order venues, and we’re going to show you evidences of that not just blah, blah.

But it will also attract vendors to our liquidity pools and our data center that will, in their turn, offer and better services, which make our liquidity pools and data centers more attractive, because this community is interacting.

So, each of the three constituents — core users, other market venues, or vendors are interacting with each other, and the more we go, the more they are enriching the value of the community for each of the constituent. So, that’s what we mean by this chart. And again, we see now — it was a vision two, three years ago. We now see the first effects in the wins that we’re getting with clients. We’re going to show you that.

Now, about building the capability before discussing client wins, and - show you. Remember, at the top of the chart, the four priority themes that we have built up network, extend the capabilities, build up service platform, attract other market venues. So, that’s just an example of what we mean and where we’re investing.

We are shrinking but we continue to invest carefully in those four priorities that we do not go to that distraction or tangent and again, that being up. So, just giving a couple of example, not to be too long. In the network build out, you remember we acquired NYFIX for the buy-side network, it gave us in 2009. We did the same acquiring Metabit in Japan, which is giving us a footprint, and the same kind of network in the Asia platform. We have launched a liquidity hub in Tokyo at the end of last year, and we’re going to continue to roll out a new liquidity hub to execute on this priority.

The same on extending data services, we launched SuperFeed, which is aggregating more than 13 markets around the globe in market data. We launched a cloud service which is surely the first of a kind in financial services market in the middle of last year. We open our API OpenMAMA to the community. And we created on the right part of the chart, Model, which is paying off big time, to create a fully-hosted exchange solution. And we’re going to show you, again, what we’re getting from that with clients.

That’s about executing on the priorities — I mean, to build the capability that we need. Stanley is going to give you more example of that, but just what we get from that? And is that working or not? You will see the financial, or you have seen the financial, that’s working, but more interesting in my view are the kinds of deal that we’re getting. Right?

Get to the — I’m not going to comment all of them. I could not it would be too long. But get to the right side of the chart on attracting other market venues, which is really the test and proof point, because if we can get that done, it means we have recognition.

So, Goldman Sachs in Europe created the largest dark pool we have in Europe, and they came to us in a fierce competition to design, build, execute, run, order and survey their dark pool. The same category global investment bank — that’s a client we cannot name — I mean, another large bank that had done the same in Europe, building an MTF which we designed, executed, run and housed in our Basildon data center. And I could go on and on, but Stanley’s going show you more detail on those client wins example.

Again for us, besides the business, the revenue and margin generation, it is quite interesting because it’s a sign that we were right when anticipating the trends of this industry. It’s paying off. And we see that not only in the numbers, with the nature of the deals, which are more and more sophisticated, and we believe second to none.

Now, before I let Stanley tell you more, where do we go? You remember that two years ago, we said — we’re going to build 1 billion business? We’re recommitting that. We said two years ago that we would create a 25 — we would improve the margin from 15% with that margin in 2009, that we will grow the margin to between 25% and 30%. We feel quite confident that we’ll be above 30% in margin, and that we will match 1 billion. We delivered last year almost $500 million with 26% margin, which we will increase this year. And we’re going to stay — and continue to execute consistently on what I said, because again, it’s paying off.

The trajectory is that without further M&A acquisition, we’re going to land around $750 million. And, again, we have a kind of booster in this which we didn’t factor yet, which is how can we accelerate our journey in Asia? We’re working on that, and we started with the acquisition of Metabit. And two, what are we going to get from the managed services or outsourcing trends are coming from this industry? I see all signs that this industry is going to break the barriers of outsourcing. It’s still relevant to outsourcing, and that that will pay off, and we’re investing into that. And this extra business is not yet factored in this unit.

Now we always said that part of the 1 billion would be M&A, but you see again where we go on the margin. I remain confident that we can manage our expense cost investment in a tight way, and that we will continue to improve the margin that we did it — so far.

With that said, Stanley, I think it’s —

Stanley Young: Thanks, Dominique. Can you hear me? Great. So, let me start with some trends and metrics. We’ve discussed this extensively today. Garry spoke about it. Larry spoke about it. There’s tremendous trends that are effecting, not just the business of trading, but the IT organization that supports the trading.

We’re starting to see everyone looking for new asset classes and new geographies. The moving out away from just executing America looking for Alpha in markets around the world. We know that trading volumes are being stressed recently, in terms of lower volumes, so there again the seeking that diversification of the trading portfolio as we know today.

Enormous regulatory pressure, which means IT budgets are now under extreme pressure to do the regulatory changes that are mandated by the regulators, and by government. That means that the things that they would like to spend on, which is talking about developing the business has to go into that regulatory pot, which means things that they need to invest in to maintain the business have got to go onto the back burner. We’ll come onto some of the implications of this in a moment.

Technology spend is flat, is forecast to be flat. Clearly, most of the investment is going to go into regulated mandatory changes, and the second part, in terms of new business opportunities. The area of infrastructure and expansion is the last part that gets fed from those IT budgets.

And the question we’re being asked more than ever is how can we do this cheaper? Can you help me take cost out of my infrastructure? Industry growth in electronic from new areas as well. New asset classes, and this is where we’ve seen the diverse portfolio that we have as a market operator that helps us enormously in this area.

It is no surprise that the exchanges that Garry was speaking about, in terms of those in Asia, where we have great partnerships, and in Europe, Warsaw, TSE, TFX, and so forth. We have a business relationship with those exchanges as well as a technology relationship. Normally, these things go extremely well hand-in-hand. The fact that we built two markets for the Tokyo stock exchange means with our natural provider of technology services that underpin their expansion into other Asian markets as well.

So, what does this mean in terms of the technology business that we run? Clearly, outsourcing or moving to shared infrastructure, or cloud-based infrastructure, is something that every single bank is considering. If there’d been an outsourcing for a number of years, not in what I would call mission-critical applications, the email server has long gone. That was outsourced many years ago.

Now, we’re starting to have serious dialogue with heads of dealing desks that says — how can you get me to the markets in which I need to execute on a global basis for my clients. Can you get me to thirty markets in Asia? Can you get me to all of my destination venues that I need to get to in Europe. Can you get me to North America and South America? These are sensible conversations that we’re having with these clients.

Emerging markets, new asset classes. We are — yes we’re in options and equity market futures, but we’re also doing FX. We’re now routing to FX markets. We’re building FX feed handlers. It’s important that we understand our heritage, but we’re not just being held to that in terms of the markets that we will support, and the instruments that we support.

A massive increase in hedge funds and boutique trading firms that don’t really want to be in the infrastructure business. They’ve got no interest in building massive-cost infrastructures to execute in the market they need to. Maybe a firm ten, 15 people — they want to know that they have a service provider that they can go to, to get the execution infrastructure that they need. And of course, we talked about efficient management, that risk management clearing collateral have been that Mark and his team was speaking about earlier on.

In terms of the revenue streams for the business, it’s quite sticky. We’re moving away from a product, license, maintenance model, to annuity income based on services. So, as you can see here, from 2009, where 81% of our portfolio was annuity income, we’re now at 84. We believe the number we can get to is about 90. This is great news because these are long-term contracts. People are not going to ask me to run their global ticker plant for them, and then change that contract within three months. These are at least annual contracts, and hopefully, much longer if we provide the quality of service their looking for.

Now let’s have a look at some of the growth areas that Dominique was speaking about. So let’s talk about build-out network. Dominique mentioned that we’ve already built out Tokyo and Toronto this year. Those were really critical, one, because we want to make these as cookie-cutter as we can, so we spent a long time with the reference architecture. These hubs, we don’t clearly own the data centers. We go into the data center, where for example in Toronto, where the Toronto Stock Exchange, and alpha run their markets. We consume space in those data centers and we build out our reference architecture.

Our reference architecture is very simple. It allows us to route business to those local markets. It gets our network in there, routes to the local markets, allows us to consume market data from those local markets, and push it out of the backbone to the other hubs, to participants wherever they’re sitting in the world.

Allows us to put risk-management gateways into that architecture, and as Garry mentioned, the ability to offer, in the case of Tokyo, a Japanese broker wishing to execute business on, let’s say, the life market, to do through a gateway that we provide in Tokyo, providing we have the necessary memberships in place that allows them to either execute the business directly, or through sponsoring firm.

So those regional hubs are absolutely critical. This year we’ll build out Hong Kong, Singapore, and Brazil. Brazil we’ll build in partnership with a company called ATG, which is making big inroads into providing electronic trading infrastructure in this market. It’s quite difficult from a regulatory and legal perspective to do business in Brazil, so we’re doing that through a partnership.

Hong Kong, the timetable for that hub is being dictated by the Hong Kong Stock Exchange in the move to the new data center. But those you might have seen last week an announcement by Fixnetix, who are going to be one of the founding service providers within the Hong Kong Stock Exchange new colo facility. And clearly, we’re going to be supporting Fixnetix in that endeavor.

Turning to building out the service platform in just — on the same Fixnetix theme. With that business, the 25% share we have, we now have — we’re two separate legal entities but we have a single go-to-market in terms of supporting our clients. They bring to us a tremendous asset base, which is the ability to manage complex solution sales. They integrate third-party products into a single-service level, and offer that back to the client.

So, they’re taking that complexity away from the client, particularly in the prime brokerage desks. Taking the complexity away from the client saying, we’ll manage that infrastructure for you. What do you want? Do you want Exigy Market Data with an OptiS Gateway with OneTick Market Data, you know historic data. We have the ability to integrate that, and do it through a single-service level. So, we are building on that.

We do it quite well through our own products, but I think I’ve said to you before, it would have taken me two years to build that capability to get it where Fixnetix has got it, and we want to build on that, so that’s tremendous good news from our point of view.

That service platform is absolutely critical because I would say we’re moving away from a product company to being a services company. The ability to integrate third-party products will be our calling card. We want to be the best integrator of complex trading solutions. You know what your firms are like. There’s no one-size fits all. We all think — we all want the unique applications in their trading platform infrastructure that clients are demanding of them. No two clients are the same.

So that is complex to manage, complex to maintain. It’s highly likely in all of those scenarios that we either have the relationships with the third-party vendors already in place. We’ll have already done the level of integration that’s required, and in almost, I say this with a little bit of a smile, it’s almost like a check-sheet mentality, where you say — you want this, this, this and this, we can build it. We can deploy it on our platform.

You want it virtually in the cloud, because you don’t want it all day, or week, you only want it for a small period of time, or you want it in a physical instance where you’re looking for a real performance, and you don’t want to share that infrastructure with any other bank. So, these are the various flavors.

And the platform as well, clearly I just mentioned, is our cloud. We launched with EMC and VMware this year. It’s starting off very basic with things like CPU-on-demand, storage-on-demand, but we expect to build that out extensively over the next twelve to eighteen months in particular areas. Dominique mentioned OpenMAMA. Hugely important, the significance of that should not be underestimated.

OpenMAMA with a Linux foundation — we’re effectively saying — here is our API, which a lot of people in this business consider to be their intellectual property. We’ve given that to the industry. It’s now being managed by an industry group, which we are — convene through the Linux foundation in which we input to. But effectively that API is now controlled by the industry, which basically means that it’d become vendor agnostic in terms of market data feed handlers.

Bloomberg are doing something similar, and we would expect that the Bloomberg API to be integrated with the Mama API, allowing effectively all banks to be vendor agnostic when it comes to market data in the way they handle that, which we think is a tremendous move forward, taking friction, and cost out of our industry. Huge initiative, but the important thing is there. Applications providers now can build to that API onto our platform. So, we’re accessing our community to vendors.

The huge part of our play this year in setting up a partner program for vendors is to welcome as many third-party vendors as we can into our community, allowing them to build applications using our API, for us to run their applications for them in our cloud, giving access to the distribution channel that we can give them through the 1,600 or so clients that hang off this infrastructure. Very important to our strategy moving forward.

And it’s not just with vendors with things like our relationship with Koscom, which we announced last week, where we’re in partnership with them around how would we bring these types of services to the Korean market, and we build out the infrastructures in a similar way to the way we started with the Tokyo stock exchange.

Extend market data services — Dominique spoken about SuperFeed, the ability to aggregate market data, third-party data — exchange data onto a single normalized feed, pick it up in raw form normalized, making it available to the community. This actually powers one of the MTFs that we built in London, so that market data platform feeds that platform. Extremely important, taking that tick data then, putting it in that historical database, making it available for analytics by those broker dealers and asset managers.

And attracting other markets to our venues. More importantly, and I love this example because it actually shows the community premium at its best here, which is, we’re effectively putting an exchange offering on the table to run MTFs, which is not just about technology.

In the case, where we can be public about Goldman Sachs, although we one, two other deals that we haven’t been public about, whilst pursuing 16 others, is that we’re effectively saying — we know how to build technology, we know how to operate it, we know how to manage it, and by the way our market supervision department, and surveillance department that manage our markets, now have a desk that says we can manage, and operate, and supervise MTFs at the same time.

So, in a way, we’re monetizing our ability and experience and professionalism in running markets. That fragmentation is going to occur, its doubtful they are not going to exist, we could bury our heads in the sand and say — we don’t want to be part of it, or we can try to monetize the value from those markets within our data centers. And the benefit there is those markets, once they are in the data center, it’s just a cross-connect away to our own markets, so the exhaust from those markets will go to our regulated markets and so forth. And we’re trying to just quantify those benefits because we’re still at the very early stages of that.

Managing a market data ticker plant. Here’s a couple of examples that we can show you of deals that we’ve done. So, here you have an electronic broker, one of the largest in — retail brokers in North America, had a problem — that they essentially had to move into the futures trading space, but they had limited budget. And they knew that to do that they couldn’t move into futures and upgrade their infrastructure that was required to maintain the clients at the service levels that the clients were expecting.

So, we were brought in to basically say give us the problem. We’re actually run that infrastructure for you. It’s about our fee handlers. It’s about our messaging software. It’s about our safety infrastructure. We can do that for you. Our deep industry knowledge about the various feeds that they wanted was very well received, as well as access to the global infrastructure.

So, again, I would expect to see many more of these, because that infrastructure is completely fungible with other types of other managed ticker plants. If you want US equity data in a managed format through a single service called SuperFeed, we can do that. It’s multicast out, so it could be multicast to a number of clients who want that similar infrastructure. We run about forty ticker plans of this type for clients now in their data centers. Not all of them are managed in our data centers.

But we expect as clients start to outsource their infrastructure, and they move towards this distributed architecture, where they’ll have trade plants in data centers where they have execution venues, or where they want to execute business, we’d expect to see our users, consuming more of these types of services.

This is on the managed trading side, so a data example here, a trading example, where a firm had to upgrade it’s algorithmic trading infrastructure to allow to access a number of markets in North America. Again, we were able to take our gateways that we had built for those markets, put them into a managed infrastructure, allow the client to connect via SFTI, and basically route all of their North American business to every market they wish to execute business on as a managed service. The turning up a new market becomes easy for us because we’ve already made the investment in building those gateways and so forth.

Again, the main expertise around trading. This isn’t just a IT company providing a piece of software. Because we understand trading, we understand the importance of how orders are executed on our markets and the timeliness of those. We have people who understand the business of trading, facing off with those clients. This is extremely valued by our clients.

And managing the alternative trading platform. We’ve mentioned this already — fully-managed market monitoring and reporting. This is given the uncertainty around the rules and regulations in Europe and the US around some of these venues, banks are starting to turn towards a supplier like us, because they can say to the regulators — oh, by the way, my market is being run by NYSE Euronext. When it comes using our brand effectively, we think that’s a great example. We hope to close our first North American deal in the coming month.

This is the sort of typical questions we get asked by our clients more and more. I would say — it has taken longer than I expected for some of these conversations to happened, partly because again, we’re not outsourcing a mail server. We’re actually talking about mission-critical trading applications that are used in anger everyday to power businesses at most of these banks and asset managers.

So, the conversations are happening. The desire to get our of this business to put the money to work on adding value, where that value can be recognized by their clients, not in pipes, not in bits, not in gateways, and so forth. The clients really value that — those services. That’s where they’re putting their dollars. So — help me expand my trading operations.

How can I get my real-time data, historic and index data from you? Can your global — your Fixnetix deal manage - help me manage my vendor relationships. I’m dealing with too many vendors on this complex trade plant now, for me to manage that effectively with upgrades and so forth. Can you take that pain away from me?

This one about 1,000 electronic connections, over 50 staff running a 1,000 connections. We maintain that we could actually take those 1,000 connections because we’ve probably got about 700 or 800 of them already connected, and run that with an incremental increase in our head count by about two people. That’s the sort of leverage that we’re talking about here, and those conversations are happening.

Duncan and Dominique, and Michael, have said we have a very focused, disciplined acquisition strategy. It is extremely — we have analyzed, I think, about 150 companies now in our industry to see — could they add value to our community strategy. Could they add value to the NYSE technologies business, as well as complement our community strategy with our markets? And we’ve made a number of acquisitions.

We continue to look for acquisitions, particularly in asset classes where we may be underserved in terms of capability, so derivatives, FX. And although the slide that Dominique showed around where focus is on on front office that’s absolutely our focus. But, of course, now with a clearing franchise coming on stream, we are looking at that middle back office space to see how we can help and complement that business moving forward.

So, it’s never cast in stone. We’re constantly iterating, looking at where the next opportunities are. We have to filter through about twenty companies that we’re seriously for. In the case of a number of these companies, they’re not actually for sale. We’d like to develop a relationship with them as a service provider, and if we think it makes sense to acquire them, then we can.

I’m going to pop back to Dominique now to sum up for the key takeaways.

Dominique Cerutti: As we told you, we have a vision. We put it at work, and everyday we see that the vision is working It has stood the test of time, and we want to be the open and market neutral platform provider of choice to the global capital markets community, and again, that’s working.

As Stanley showed you, everyday we see that the trends of this industry are just confirming the value of the vision. We’re doing a few things, as we told you, selectively that we’re doing in a nice way, and it’s being ungrudgingly, we see that all the conversation we’ve had with the clients show that, do nothing is not an option for them. They are going to do that.

Now we of course, more than — we understand that for those clients that finally said to go to outsourcing, on the [naturally] sees there are two barriers, but we see those barriers have been taken out, one after the other. So, it’s again, quite promising.

And we have invested a lot, and recently with Fixnetix, to get that done. As we show you, the value prop is welcomed by market participants, and our assets have been quite well when we bring them altogether. From the number standpoint, I told you we’re on track to get to the one billion, which is the aspirational target that we gave ourselves and to the community for 2015.

We are not going to sacrifice the margin to buy revenue. Actually, you see that we are ahead on margins, and we’re increasing the challenge. We think we will be above 30% at the end of this first journey in 2015. Yet, we recognize that the market conditions are quite tough at the moment.

But we’re trying to give a balanced message today right. We’re on track to get things done as I told you on the 2015 target on revenue and margins, better on margins. We are setting ourselves to grow double-digit as Duncan said, including this year, while the industry’s shaken, as you know. But we see trends which are encouraging, which in the short- to mid-term should help us to get to the double-digit journey and achieve what we told you.

So, that’s it. I think we have Duncan around. We’re going to wrap up - he’s going to wrap up before we take Q&A together. Duncan.

Duncan Niederauer: Thank you, guys. Just a couple of more slides for me. And then I’ll invite my colleagues up, and we’ll open up for a few minutes of questions.

What we tried to talk about today is really what we think is the unique power of the business model, and how that translates to, what we believe, is a very differentiated strategy. There are some things which we believe we do differently than the people we normally compete with on a day-to-day basis. We are not afraid to run different businesses with different market models, different ownership models. We experiment with liquidity programs as you heard from some of the people in the businesses today. We are not afraid in the slightest to innovate around products and market structure.

I think we approach a lot of our businesses with a collaborative spirit that I don’t believe was the norm in our industry. It was sort of exchanges against the big customers historically. We feel that there’s quite a way forward, not just with the clients, but with other exchanges and with some of the folks in our supply chain to also collaborate.

We continue to provide very efficient access on our own networks, on our own infrastructure that we think is the most efficient in the world — to really markets around the world. And owning that technology infrastructure gives us the opportunity to partner with people. We can extend our brand in a way that, maybe five or ten years ago, I don’t know if we could have, but the brand clearly travels very well in our listings business. It’s now traveling just as well in our technology business as you just heard from Stanley.

And as I said in my opening remarks, we are not your normal public company. We do spend a lot of time being the thought leader in our industry by being an advocate for our clients. The most recent example of that would be the jobs initiative that we announced a week or two ago. That is something we think we can extend globally. That is absolutely in partnership with a lot of the big companies, some of whom are listed here, some of whom are not. We think we’re the natural leader of that group to convene that group, and then try to have big business collectively do good for mainstream and/or small businesses.

So, how we go about doing all that? We get closer and closer to our clients all the time. It is a very different company than the one I arrived at in terms of how close we get to our clients. As hopefully you saw today, we have a very strong management team. We have evidenced over time very discipline cost approach. The mergers that we’ve done, we think we’ve integrated very successfully, so we now have integration expertise inside our company. It’s all underpinned by world-class technology and increasing one-firm mindset, and a willingness to innovate across all geographic boundaries, all asset classes.

And then finally, what does it all add up to? And this is the slide I showed you in the beginning of my remarks. We think that we have an ability to drive value for shareholders along these three different axes. If you start with the growth opportunity, there are top line opportunities in the NYXT business, in the clearing business, with some of the new initiatives that we’ve launched, either around CFDs, which are to come, or Liffe US, or in the OTC spaces which Finbarr talked about.

We also think there are some opportunities for top line growth closer to the core of what we do, either by launching new products, or trying things that exploit natural adjacencies like equities and equity derivatives as a alluded to this morning.

On the efficiency front, I don’t think it’s hard to believe we’re going to deliver what we say we’re going to deliver this morning. We’ve got a history of doing that. We’ve rarely underperformed. We typically under promise and over deliver.

So, I think between rationalizing the business portfolio, thinking about our common technology infrastructure, and Dominique leading his team to drive to that conclusion over the next couple of years. And then thinking about organizational construct, whether it’s around products, or around segments, or around extending the shared-services model that’s how you start the drive to the community premium as well.

And on the capital side, a steady $1.20 a year dividend, a buy back that’s well underway, a willingness to dispose of assets that are non-performing, or take things out of the portfolio if we don’t think they’re strategic, and use some of that free cash flow to invest in strategic M&A, where we think we can put our integration expertise to work.

If you think about those three things in order, it’s not hard to imagine something like $0.50 a share from the left-hand column, $0.75 a share in earnings growth from the middle column, and just the buy back alone we’re talking about $0.15 to $0.20 a share, even at the price we’re operating at right now. So, you can do your own math and draw your own conclusions.

What we hope we’ve left you with today is an impression of a company that has top-line growth opportunities, that has bottom-line growth opportunities, that’s led by a deep team, that is headed towards having a stronger business mix, a higher operating margin, a consistently high dividend.

And remember we’re doing of this in a macro-environment that I think most of you would agree, it’s hard to imagine that it could get a lot worse. Volumes are pretty low. Volatiities are relatively low when you look back in history, and rates are basically zero on the short end. Any movement in all of those things which we think it’s much more likely that they would move in a direction that’s good for us than not, none of that’s factored in to what I just talked about.

So, we think we’ve got earnings growth. We think we’ve got upside, and we think if we deliver everything we’ve talked about delivering today, this is not a ten or eleven multiple stock, quite the contrary.

So, with that, thank you all for listening today. Why you guys come on up, my colleagues come on up, we’ll fill in the tables up here. And then I will try to direct the questions to whoever I think is the most well-positioned person to answer it. If you would like to ask a question just put your hand up, and in deference to the folks who are on the webcast, we just want to have a minute to deliver you a microphone so that everyone can hear your question, and we don’t have to spend time repeating it.

Okay, so give the team a minute to get settled in here, and then I’ll try to play traffic copy if anybody has any questions.

+++ q-and-a

Duncan Niederauer: Alright. Wait for the mike, thanks.

Gaston Ceron: Good afternoon. Gaston Ceron with Morningstar Equity Research. Just had a quick follow up on the, actually, the very last presentation, the technologies. As you think about acquisitions, I know you expanded on this a little bit, but of the portion of the $1 billion that’s supposed to come from acquisitions, which I think you said was $250 million. I know you’ve done some already. So how much is left, I guess, would be my question. Are you mostly covered that acquisition growth rate, or are we more than half way, where are we?

Dominique Cerutti: So, there is no rocket science from the 250, right. If we show the trajectory of what we built organically, and the little bit we have done in acquisition with Metabit NYFIX a year ago, the trajectory runs 750. So, we have two levers to use to get to the one billion. Either we leverage, as I said, trends that we’re working on, managed services or Asian extension being two of them. Either we complete that by acquisition.

Again, we’re not impatient. We know we can close that because we see what we are doing, and see those trends, and the acquisitions as Stanley showed you is following very disciplined process, right. So we know where we should — where we could shoot for to close that.

It’s not only to close the revenue, again. We try to stick to the execution themes, and to stay on our clock. So, I don’t know out of the 250 to be precise on your point, what will come from acquisition, but I would say 150 should come from that at least. We already know in what kind of arena we would execute that.

Gaston Ceron: Good.

Dan Fannon: Hi, Dan Fannon, Jefferies. I guess, wanted to get a sense of what some of the assumptions are behind the turn to profitability for NYSE Liffe US in terms of what you’re thinking about this year.

Tom Callahan: As I outlined in my presentation, we’ve got two or three things that we think are really going to swing the profitability of the platform, and our costs are relatively fixed. So, what is going to turn around the financial picture of the exchange is success in growing volumes. I talked about MSCI, it’s a licensed product with a high rate per contract. It’s growing extremely fast.

We’ve got the expansion of NYPC to include customer positions as well as house. That’s going to really open up the universe of potential customers. They enjoy the benefits of the single pot in our new clearing house.

GCF Repo Futures, there’s been a lot written about it in the market. You don’t have to take my word for it. Just look at the buzz in the industry around this new product, again, a licensed higher RPC product. So, as those volumes go up, the profitability of the business is going to improve radically. So, we’re anticipating by the end of 2012 to be approaching break-even and we are looking to be profitable in 2013.

Jillian Miller: Jillian Miller, BMO. I just wanted to get a little bit of color on the discussions you’re having with your clients with regard to the self-clearing, because there’s a lot that’s in you guys hands, but then at the same time you know you need your clients to engage in that process too.

Kind of also related to that on the regulatory piece, I had thought when we were talking about this in 2010 there was some kind of political or regulatory reason why you were going to have a separate UK and European clearing house. So I was just wanted to make sure that like on the political side everything was set with the regulators in terms of combining the two contracts in the UK.

Mark Ibbotson: The clearing infrastructure we have in-house since 2009 involves the main platform for processing the clearing, and that’s what I talked about earlier. It’s a bit we continue to invest in, in the past two years, and our clients have been very actively engaged obviously in that process of rolling out that new technology. Actually this week, we’ve been rolling out a further iteration of that. So, that process of investing in that clearing technology has been an ongoing one, and the clients have been fully involved.

Of course, as I mentioned earlier as well, we’ve had many dialogues with the clients around what will add value to them, and as we discussed many times today, the capital efficiency point, it rings true in their minds as they most important thing to deliver. So, what we’re looking to do, and what we’ve always been doing in this clearing project, is trying to maximize those value-added elements of it.

So, by bringing all our derivatives together in one clearing venue that’s meeting that very clear and strong demand that our clients have given to us. So, Duncan that was kind of the first part of that question.

Duncan Niederauer: And let me add to that a little bit, and then get into your second part of it. So, on the first part of it, this constant dialogue with the clients, the migration, I don’t think is that big an issue given that the majority of the functionality has already been in sourced.

What you may remember us talking about in 2010, is looking forward as far as we took that project the first time, under the EMIR statute our Liffe clear subsidiary, you have to either go all the way or take a step backwards in the regulator’s mind, right. So, what they’re saying is finish the job that you started, and we would have finished it last year had I not put it on hold thinking the merger would get done.

But finish what you started, because under the EMIR statute we can’t let you guys continue to function where you’ve outsourced that last piece of it to treasury and risk management fees.

Now the second part of your question, in addition to that, we probably were saying two years ago, the way LCH Clearnet was structured, the UK enterprise and the French enterprise never really merged. And some of that was due to regulatory and political pressure that said they’d rather have those instruments cleared in the two domiciles.

You will also probably be following the ongoing argument between the UK and the ECB right now about where everything is going to have to cleared. Our view is, remember, the business we are trying to migrate into the one clearing house over time from the Continent to the UK, to get the clients all those efficiencies, that is exchange traded equity single stock derivatives. It is not the stuff that is keeping regulators up at night. It is not really the subject of the fight between the UK and ECB. That’s more the OTC highly-leveraged, highly-risky products.

But I think we’re being sensitive to that. That’s why we also came out very transparently and announced our intention. And that’s also partly why we’re leaving the cash equities business in Clearnet. Not only do we think it’s a sensible thing going forward, that it’s not strategic. It’s more of a commercial arrangement if we can get the right terms. But that also gives, I think, a nice way to be saying to the regulators where we’re responsive, where we realize you’d rather that some of that stuff stay in jurisdiction, but be very clear the EMIR statute does not dictate where stuff has to be cleared. So, I don’t think that’s going to be an issue going forward.

Hi, Rich. You’re on. Wait for the mike, Rich, thanks.

Rich Repetto: I guess my question, Michael, and Duncan, and Larry, is — caught my eye the cost saves, the multi-year program. You’ve talked before, you showed that you’ve outperformed guidance. But I thought before you also said sort of a low-hanging fruit had been picked off. So now, there’s another 250.

So I guess the question is, now how confident, is it as easy as the other multi-year cost programs? How did this — like to me, it’s a big amount, and you’re coming out now. Has anything changed in the environment that drove a bigger number right now? And how’d you go about getting — give us just more confidence, is the question. I have a follow up on tech as well.

Larry Leibowitz: I think it’s a combination of things, Rich. First thing is we cut the cocktail party at the end of the Analyst Day — that’s the first —

Rich Repetto: I hope you didn’t cut my drink.

Larry Leibowitz: But, in all seriousness, first some of the stuff as we really dug into the other deal, we started to see some opportunities that maybe we could try. Some of them we were going to start to do last year anyway, like consolidation of European operations, that we put on hold pending the DB deal. So this was sort of a continuation of things we were going to do anyway, and looking through the portfolio, which we should be doing on a regular basis.

So, there’s nothing in itself that is gigantic here. I would say the biggest piece is Dominique and his guys taking the technology rationalization to the next step. But I think it’s the constant just making sure that we can get every cent rationalized here, and do a good job of it with discipline, and Mike and his guys have done a really good job. And I think that sort of sums it up. Mike, do you want to add to that?

Mike Geltzeiler: I mean, Larry covered the points well. We clearly did decent amount of work to identify these opportunities, and size them before we communicate them, I wouldn’t say it’s easy, but we totally committed to it, and confident in our ability to execute. I think the business optimization would probably be the easiest, although I don’t want to belittle a difficult challenge that Mark has in bringing clearing in-house. We talked about $30 million coming from that, and some of the businesses we’re pretty confident we’re going to move forward in, and we’re various degrees of negotiation on that.

I think when you break it into the three pieces, I think as Larry said, it’s the IT piece that’s probably the newer piece to people. I think when you think about all the effort that the IT group has undertaken in the last couple of years in harmonizing platforms, building data centers, we finally can breathe. We got everything we’re sort of moving a jot more into maintenance mode, which allows, as Larry said, for us to go into the next step.

Larry Leibowitz: I think the important thing here, Rich, is this is a bottoms-up approach. We didn’t try to say — what number do we need to make everybody happy? What we did was we went through the different ideas that we had. We came up with a number. And then we said — what are we really confident that we know that we can hit. Because as you know, we want to deliver on what we say, and that’s where we came up with this thing. So, this has a lot of work behind it, and over time we’ll be giving more transparency as we did originally, Project X, and all the other things as we hit the first numbers.

Dominique Cerutti: Just to illustrate, because IT is part of this journey. Surely it’s going to be less low-hanging fruits. But what we have to do is sizeable. It’s going to be more transformational, If I illustrate with IT just to give you a few hints, but one thing we didn’t do first scope is what we call the offshore/onshore outsourcing model. We didn’t do that last year for obvious reason, the deal with Deutsche Borse.

And the year before, we were not ready, because when you do that you need to feel comfortable that you have your platform, and you know what you are developing. So, by an example, I’m quite confident that IT, for instance, can extract in the next three years, what we have to extract to support it. It will be more transformational. Is that easy? No. But we have the team to get that done. Yes.

Unidentified Speaker: (inaudible)

Rich Repetto: As long as you’re on the IT subject, and thank you, every time you present it seems like we learn more the technology effort here. I guess the question would be, if you could — or possibly quantify, we have the revenues like as we look at slides 164, and you talked about extend data services, build out network, build service, could you tell us either Dominique or Stanley, how much revenue is coming from say each one of the segments, now —

Dominique Cerutti: Yes, I can do that.

Rich Repetto: And then, maybe, if you had your idea to hit a billion in 2015, how much revenue, like which of the segments you’re going to really grow to get to that target?

Dominique Cerutti: So, roughly, and Mike I’m going to speak under your control, because we usually don’t go in that level granularity. But back to the four execution themes, and again, I’m insisting because we are not tight or rigid on that. We know our execution teams are working. We know they are the right one, and we could model that as we go along. We did not already on and so on. The build-out network should provide another $30 million to $40 million. That’s rough numbers, right. And again, I’m insisting because we’re not tight or rigid. We may change that as we go.

As I said, it’s quite important this one, because it’s the way we connect market participants to market, and we drive order flow to our market. But that’s not the biggest one. Service platform, tackling the managed services would at least a $100 million by, another $100 million by 2015. The market venue would be $60 million or $70 million. Again, we’re not doing rocket science. And the last one would be market data, $100 million, or 120, by the way, we thought two years ago that we would get more from that we are assessing, that would be another, as I said 100 to 120.

If you do the math, you’re bridging to versus what we did last year, 490, so then 750, and you’re matching that. Now, as I said we have two boosters into that, and I’m quite transparent. Asia, we did a lot of work with Stanley and his team, where we stand up. We know that we can accelerate. Is that easy? No. Asia is fragmented as you know. So we need to be quite careful in what we’re going to do. But we know we’re going to leverage that. And managed services could be the good surprise, but it’s also challenging.

Now you see what we’ve done, and the way we’re doing that, we put a stake of 25% in Fixnetix, was one of the champion. It’s quite promising, the go-to-market already combined. We have call to acquire this company in the next three years. We could do that before. So, you see the way we’re managing that to exploit a booster if we need. Hopefully, it’s an answer to your question. Now Mike, I don’t know if we need wanted to be that explicit, but —

Mike Geltzeiler: That’s done.

Duncan Niederauer: A business leader speaking under the control of the CFO, and then saying whatever he wants to say.

Dominique Cerutti: And Stanley, we had better get that done.

Duncan Niederauer: Let’s go back to her back there.

Niamh Alexander: Thanks for taking my questions. Duncan and Mike, maybe you could expand a little bit on where the Board is, and where your thoughts are on capital return, because you’re returning $500 billion in buy back this year, you’ve got a hefty dividend. I’m getting the signals here that there’s no inclination at this point to raise that, but I still see more capacity for higher buy backs going forward past 2012.

Duncan Niederauer: I think that’s a fair observation. I think one thing about the company is that, you all know, it’s a pretty good free cash flow generating machine. I think what we’ve said in terms of the dividend, we feel like in the environment we’re in now, a roughly 4% dividend yield is probably adequate, and we don’t want to get into business where we increase it, and then we decrease it, and then we increase it, and the we decrease it. I think we’d rather just keep it steady for the time being. But we did give ourselves more flexibility by having the Board vote on that every quarter instead of annually as was the case when we all got here.

In terms of the buy back, maybe it was just serendipitous, but we had 550 million outstanding on the original 1 billion. It was easy to reinstitute that in the midst of what — as we were being prohibited, it was easy to come out with that right away. I think there’s plenty of appetite to do more down the road. But I wouldn’t want to preview that because I can’t predict what other opportunities we’ll have to strategically deploy the capital between now and then.

But I think all we said for starters was that’s what’s left on the 1 billion that we’d approved previously. Let’s get that done and we’ll take it under advisement after that. I think that’s all the Board wanted to say right now. They have been, I think, quite supportive. I think they’ve been consistent in sort of where they want the debt to EBITDA ratios to be. I think they’re fully apprised of the discussions we’re having with rating agencies, etc. So they certainly have not been resistant. I think we thought that was the right strategy for 2012. Would you like to add to that, anything else to that? I speak under your control, Mike.

Mike Geltzeiler: I think Duncan covered it well. I think the only thing to add is I think everything we talked about today was with a three-year plan in mind. We agree as it relates to capital, we were just talking about this year. Clearly, when you look over the next three years, you take out free cash flow minus our dividend, plus the excess leverage we have on our balance sheet today, we didn’t account for all that cash in our communications.

Duncan Niederauer: It was very much just the notes we have planned so far on the dividend and the buy back.

Niamh Alexander: Can I do one follow up too?

Duncan Niederauer: Sure.

Niamh Alexander: Garry, this is to, I’m quite worried about MiFID II. It’s ambiguously written right now, but it could suggest open clearing, which may not necessarily be that exciting for the Liffe business. Maybe on a scale of one to ten, how worried are you about it, and where is NYX in the discussion, where do you feel like this legislation could check out by the end of the year.

Garry Jones: Okay. There’s several pieces at — MiFID II, I think you mean MiFIR, where this piece is MiFID II if you like, there’s MiFIR, the regulation, there’s also EMIR. Sorry to be so technical, but it matters where these things are. EMIR is the European Parliament passed out this week. That’s talking about OTC clearing mainly, and really talking about the OTC market moving towards a futures-type clearing model if you like.

Under MiFIR there are discussions about what the outlook will be in terms of the clearing model for futures, and with that we’ll have to change the way, there has to be open access, or indeed whether clearing houses will have to accept trades from any relevant market place. And that’s also a bit of an issue. I mean, can you imagine if all this was in place when MF Global, who we didn’t really mention today. MF Global would have happened when you had interoperabiliity and open clearing, there would have been triple the problem.

So, there’s a long way to go before the enactment of MiFIR, which is the fundamental piece here, but we’re building our own clearing house to be in the game. So, if the rules change, we’ll take our chances. We’ll look to see where we go with that. But I think that you have to have that model in place, or existing clearing as Mark mentioned, NYSE Liffe Clearing was a half-way house between the old LCH Clearnet Ltd, and what will be allowed under MiFIR and EMIR.

But we have to change anyway. We have to be full service. Under the new rules, you are likely to have been unable to outsource certain aspects of the clearing relationship. We have to change that anyway.

So, I think, a long way to go. You’re not certain where we will end up. But I think you have to build your own to be in the game.

Unidentified Participant: I have two more questions about Project 14. One of the slides seems to suggest that there’s a possibility of one-time charges associated with this program. Do you anticipate any cash charges? And then secondly, on slide 35 there’s a nice pie chart that shows expenses by area. How would you guess the $250 million would get split up among those five different slices?

Michael Geltzeiler: So for the one-time charges, as we indicated, clearly there will be one-time charges as they involve individuals. There would be severance. There might even at times entail some outside consulting costs, so we need to move things forward, or some exit costs, if we’re exiting some real estate position.

As we said, the plans are pretty far along, but not far enough along, particularly given that it’s a three-year plan. We want to be positioned to take a charge or provide a quantification on the one-time. We clearly will do that as we get closer to various stages of the program.

But some of the initiatives that we’re undertaking will not have any charges associated with it. So, I think we will keep you posted on that.

In terms of breaking out the cost, I think we’d like to stick with what we put on the table today. I mean, fair to say, when you’re trying to save $250 million over three years, I would say every piece of the pie would be effected. I mentioned earlier professional service is an area where we have a higher number, a higher expense than most people in our space.

But that’s where we have the outsourcing costs with LCH. That’s where we have some of the regulatory costs, which we outsource with FINRA. We have some unique things related to our business that are in our professional services, which is why it’s 18% of our cost base.

In summary, I think, really, this program touches everything that we do, and we’re going to be looking at efficiency really across the board, and I would in every phase of our expense area.

Ken Worthington: Thank you. Ken Worthington from JPMorgan. So I’ll try to sneak in two here. First, on CFDs, at what market share level does the CFD business, is that considered successful at NYSE, and what’s the revenue opportunity at that market share level? And then, it’s always interesting to see what businesses you decide to exit. So on emissions, you’ve got a couple dozen new initiatives out there, but you decided to exit the Blue Exchange. What the rationale behind the decision to get out of emissions?

Duncan Niederauer: Garry, why don’t you start on CFDs, and then I’ll take the other one.

Garry Jones: I think at this stage we haven’t set a target for market share, because our model is very different than the model that’s out there are the moment. I mentioned before that we will be match principal, we won’t be taking positions against our clients, and we will look again to asset classes, not just those that we cover at the moment, right across the board.

I think if you look at the market at the moment, there are two big market leaders with quite high market caps. Then there’s a middle tier, who tend to specialize in particular niches. And then there’s some less successful. You’ve seen some people losing out in that market as well.

I think our cost base and our time-to-market delivery, etc., should be lower than other people. We have a number of technology assets already. I can’t really give you a figure on at what level we’re aiming in terms of market share, because we have yet to define exactly the path at which point we enter different asset classes. But I think for us it’s a question six months to a year too early. But we’ll you keep you informed along the way, and I think we will have to start giving some ideas of targets in due course. But it’s probably too early right now.

Duncan Niederauer: And in terms of the environmental business. On the one hand, that was difficult emotionally. Emotionally is not the right word for it, but I can’t come up with a better word because I genuinely believe that’s a really good idea. That’s the right idea, also. I think that’s a direction in which the market should be heading. But I think at the same time, we have to be realistic, right.

If we retest it, the hypothesis around which we entered that business, it was a belief that the governments in Europe, but particularly in the US, where we were — where that business was really anchored, no real near-term opportunities in Asia that we can see. That the governments in those two parts of the world were going to follow through on what they said, and be aggressive, and push in that direction. And we felt that that market lent itself to a transparent market place.

I think if you look at where we’ve gone, at least in this country, there’s really no more talk about it. You don’t hear any emphasis from the administration at all. Maybe that doesn’t mean they don’t think it’s important any more, but we felt there was really no, no obvious traction.

States you felt were going to make a big move, it ended up just kind of getting killed in committee. And our view was, instead of running what was a fairly complicated joint venture, sort of give up, because we didn’t have time to be patient for what looked like what was going to now take years instead of a much shorter time frame than we thought.

So, I think our view was that’s an example where we retested the hypothesis, the reasons we invested in it initially didn’t hold water. It’s very similar too when we made the decision to exit the Indian Stock Exchange investment. If I look back at what my predecessors did, I understand the hypothesis. It was pretty well grounded. You could get in there. It was an emerging market. You could get a Board seat. If there was consolidation pending, you put yourself in the pole position, and if they ever thought out outsourcing their technology, you had a front-row seat.

Yet three years later, none of those things looked like they were going to happen. The Board seat was somewhat of a fiction. They weren’t going to outsource the technology. They weren’t thinking about going public, and they were not going to consolidate with anybody, and we had $170 million of shareholder money sitting there in an asset that I couldn’t argue was strategic, so we sold it.

But I think that’s how we’re trying to approach all of these things. There was no opinion on India in the NSE decision. There was no opinion on NYSE Blue in the second decision. It’s more just retesting the hypothesis, and say, if the hypothesis no longer holds water, it’s time to probably find better uses for the capital.

Okay. We thank you guys for being here. Thanks for such a robust q-and-a session, and anybody who has any follow ups, you know where find us. We’re easy to find. So thanks a lot, and have a nice evening. Appreciate it. Thank you guys.